Form 10KSB/A, Exhibit 13
period 1995-12-31
CITISAVE FINANCIAL CORP
filed 1996-07-29
CIK 942790

                       HANNIS T. BOURGEOIS & CO., L.L.P.

                          Certified Public Accountants

                         2322 Tremont Drive, Suite 200
                       Baton Rouge, Louisiana  70809-1487

                                 (504) 928-4770





                          Independent Auditor's Report


To the Board of Directors
CitiSave Financial Corporation
  and Subsidiary
Baton Rouge, Louisiana


         We have audited the Consolidated Statements of Financial Condition of CitiSave Financial Corporation and Subsidiary as of December 31, 1995 and 1994, and the related Consolidated Statements of Income, Stockholders' Equity and Cash Flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CitiSave Financial Corporation and Subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

                                         Respectfully submitted,

                                         HANNIS T. BOURGEOIS & CO., L.L.P.

Baton Rouge, Louisiana

January 26, 1996

                 CITISAVE FINANCIAL CORPORATION AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                        AS OF DECEMBER 31, 1995 AND 1994

                                                          ASSETS
                                                          ------

                                                                                             1995               1994
                                                                                           --------           --------
                                                                                                (In Thousands)
Cash and Cash Equivalents                                                                   $ 1,022          $   999
Interest-Bearing Deposits in
  Other Institutions                                                                          2,914               46
                                                                                             ------           ------
    Total Cash and Cash Equivalents                                                           3,936            1,045

Federal Funds Sold                                                                            5,000              625

Securities: - Note 3
  Investment Securities Held to Maturity                                                     22,521           27,784
  Mortgage-Backed Securities Held to Maturity                                                 2,565            2,873
   Federal Home Loan Bank Stock                                                                 358              336
                                                                                             ------           ------
                                                                                             25,444           30,993
Insurance Accounts Receivable                                                                    56              132
Loans Held for Sale - Note 4                                                                   -                  71
Loans Receivable - Note 4                                                                    41,792           34,485
  Less:  Allowance for Loan Losses                                                              (82)            (139)
                                                                                             ------           ------
                                                                                             41,710           34,346
Accrued Interest Receivable - Note 6                                                            531              453
Foreclosed Real Estate, Net - Note 7                                                             39             -
Premises and Equipment - Note 8                                                               1,369            1,335
Other Assets                                                                                    116               91
Costs in Excess of Net Assets of
  Business Acquired                                                                              17               34
                                                                                             ------           ------
       Total Assets                                                                         $78,218          $69,125
                                                                                             ======           ======

                                                 LIABILITIES AND STOCKHOLDERS' EQUITY
                                                 ------------------------------------
Deposits - Note 10                                                                          $62,514          $62,560
Accounts Payable                                                                                243              289
Advances from Borrowers for Taxes
  and Insurance                                                                                  94               95
Federal Income Taxes - Note 12:
  Current                                                                                        16               51
  Deferred                                                                                      160              127
Accrued Expenses and Other Liabilities                                                          854              800
                                                                                             ------           ------
       Total Liabilities                                                                     63,881           63,922
Minority Interest in Subsidiary                                                                  37               25
Stockholders' Equity: - Note 2, 13, 14 and 15
   Common Stock, $.01 Par Value; Authorized
       10,000,000 Shares, 964,707 Issued Shares                                                  10             -
   Paid-in Capital in Excess of Par                                                           9,144             -
   Retained Earnings                                                                          5,879            5,178
                                                                                             ------           ------
                                                                                             15,033            5,178
   Less:  Unearned ESOP Shares                                                                 (733)            -
                                                                                             ------           ------
                                                                                             14,300            5,178
                                                                                             ------           ------
       Total Liabilities and Stockholders' Equity                                           $78,218          $69,125
                                                                                             ======           ======


The accompanying notes are an integral part of these financial statements.

                 CITISAVE FINANCIAL CORPORATION AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                                                      1995         1994           1993
                                                                                     ------       ------         ------
                                                                                               (In Thousands)
Interest Income:
  Loans                                                                               $3,391       $2,989        $3,531
  Investment Securities                                                                1,409        1,253           828
  Mortgage-Backed Securities                                                             172          169           208
  Other Interest-Earning Assets                                                          258           75           189
                                                                                       -----        -----         -----
    Total Interest Income                                                              5,230        4,486         4,756
                                                                                       -----        -----         -----
Interest Expense:
  Deposits - Note 10                                                                   2,512        2,104         2,138
  Other Interest-Bearing Liabilities                                                       4          -            -
                                                                                       -----        -----         -----
    Total Interest Expense                                                             2,516        2,104         2,138
                                                                                       -----        -----         -----
    Net Interest Income Before Provision
      for (Recovery of) Loan Losses                                                    2,714        2,382         2,618
  Provision for (Recovery of) Loan Losses -
    Note 4                                                                                 1           10           (43)
                                                                                       -----        -----         -----
    Net Interest Income after Provision for
      (Recovery of) Loan Losses                                                        2,713        2,372         2,661
                                                                                       -----        -----         -----
Noninterest Income:
  Insurance Agency Commissions                                                           690          666           741
  Loan Fees and Service Charges                                                          349          223           202
  Gain on Sales of Loans                                                                  65           51           246
  Other                                                                                   35           32            31
                                                                                       -----        -----         -----
    Total Noninterest Income                                                           1,139          972         1,220
                                                                                       -----        -----         -----
Noninterest Expense:
  Compensation and Benefits - Note 11 and 14                                           1,567        1,411         1,476
  Occupancy and Equipment Expenses                                                       369          316           333
  Federal Insurance Premium                                                              146          152           113
  Net Real Estate Owned Expense (Income)                                                  (8)         (36)          (80)
  Other - Note 16                                                                        488          630           607
                                                                                       -----        -----         -----
    Total Noninterest Expense                                                          2,562        2,473         2,449
                                                                                       -----        -----         -----
Income Before Provision for Income Taxes and
  Minority Interest                                                                    1,290          871         1,432
Income Taxes - Note 12                                                                   418          334           503
                                                                                       -----        -----         -----
    Net Income Before Minority Interest                                                  872          537           929

Minority Interest in Subsidiary                                                         (37)         (37)          (42)
                                                                                      -----        -----         -----
    Net Income                                                                        $  835       $  500        $  887
                                                                                       =====        =====         =====

 Per Share:
  Net Income - Note 15                                                                $  -         $  -          $  -
  Dividends - Note 15                                                                 $  .15       $  -          $  -

The accompanying notes are an integral part of these financial statements.

                 CITISAVE FINANCIAL CORPORATION AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993





                                                                                       1995          1994          1993
                                                                                      ------        ------        ------
                                                                                               (In Thousands)
Common Stock:
  Balance - Beginning of Year                                                         $  -           $  -         $  -
  Issuance of Common Stock - Note 2                                                       10            -            -
                                                                                       -----          -----        -----
  Balance - End of Year                                                               $   10         $  -         $  -
                                                                                       =====          =====        =====

Paid-In Capital in Excess of Par:
  Balance - Beginning of Year                                                         $  -           $  -         $  -
  Issuance of Common Stock - Note 2                                                    9,128            -            -
  Allocation of ESOP Shares                                                               16            -            -
                                                                                       -----          -----        -----
  Balance - End of Year                                                               $9,144         $  -         $  -
                                                                                       =====          =====        =====

Retained Earnings:
  Balance - Beginning of Year                                                         $5,178         $4,678       $3,791
  Net Income                                                                             835            500          887
  Cash Dividends                                                                        (134)           -            -
                                                                                       -----          -----        -----
  Balance - End of Year                                                               $5,879         $5,178       $4,678
                                                                                       =====          =====        =====

Unearned ESOP Shares:
  Balance - Beginning of Year                                                         $  -           $  -         $  -
  Establishment of ESOP - Note 14                                                       (772)           -            -
  Shares Released for Allocation - Note 15                                                39            -            -
                                                                                       -----          -----        -----
  Balance - End of Year                                                               $ (733)        $  -         $  -
                                                                                       =====          =====        =====





The accompanying notes are an integral part of these financial statements.

                 CITISAVE FINANCIAL CORPORATION AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                                                                  1995             1994              1993
                                                                                --------        ----------        ---------
                                                                                              (In Thousands)
Cash Flows From Operating Activities:
   Net Income                                                                   $    835         $    500          $   887
   Adjustments to Reconcile Net Income
       to Net Cash Provided by (Used in)
       Operating Activities:
          Provision for (Recovery of) Loan and
            Foreclosed Real Estate Losses                                             20               10              (48)
          Gain on Sale of Foreclosed Real Estate                                     (26)             (30)             (56)
          Provision for Depreciation and
            Amortization                                                             111              213              220
          Other                                                                       55             -                -
          Provision for Deferred Income Taxes                                         33             -                  67
          Loss on Sale of Property and Equipment                                    -                   4             -
          Increase (Decrease) in Minority
            Interest, Net                                                             12                1               (3)
          Stock Dividends on Federal Home Loan
            Bank Stock                                                               (22)             (17)             (13)
          Loans Originated for Sale                                               (5,467)          (4,293)         (19,764)
          Sale of Loans                                                            5,538            5,232           20,188
          Amortization (Accretion) of Securities
            Premiums (Discounts)                                                    (184)            (272)            (267)
          Changes in Assets and Liabilities:
            (Increase) Decrease in Insurance
              Accounts Receivable                                                     76               36                5
            (Increase) Decrease in Accrued
              Interest Receivable                                                    (78)            (180)             (45)
            (Increase) Decrease in Other Assets                                      (25)             (11)             177
            Increase (Decrease) in Accounts
              Payable                                                                (46)              26               26
            Increase (Decrease) in Income Taxes
              Payable                                                                (35)              51             (184)
            Increase (Decrease) in Accrued
              Expenses and Other Liabilities                                          54               86             (267)
                                                                                 -------          -------          -------
                Net Cash Provided by Operating
                  Activities                                                         851            1,356              923
                                                                                 -------          -------          -------

Cash Flows From Investing Activities:
   Purchase of Premises and Equipment                                               (128)             (96)             (82)
   Proceeds from Sale of Premises and
       Equipment                                                                    -                  19             -
   Maturities of Investment Securities                                            17,750           22,800           30,600





                                 (CONTINUED)

                                                                                  1995             1994              1993
                                                                               ----------       -----------      -----------
                                                                                              (In Thousands)
   Purchase of Investment Securities                                             (12,303)         (24,609)         (38,523)
   Payments on Mortgage-Backed Securities                                            308              444              892
   Purchase of Mortgage-Backed Securities                                           -                -                (971)
   Net (Increase) Decrease in Federal
       Funds Sold                                                                 (4,375)            (625)           2,073
   Redemption of Federal Home Loan
       Bank Stock                                                                   -                  62              102
   Net (Increase) Decrease in Loans                                               (7,392)             759            2,870
   Proceeds from Sale of Real Estate Owned                                            21               62              162
   Additions to Real Estate Owned                                                    (26)            -                -
                                                                                 -------          -------          -------
                Net Cash Used in Investing
                  Activities                                                      (6,145)          (1,184)          (2,877)
                                                                                 -------          -------          -------

Cash Flows From Financing Activities:
   Net Proceeds from the Issuance of Common
     Stock                                                                         8,366             -                -
   Dividends Paid on Common Stock                                                   (134)            -                -
   Net Increase (Decrease) in Demand
     Accounts, Ready Cash Accounts, and
     Passbook Savings Accounts                                                      (760)            (289)              33
   Net Increase (Decrease) in
     Certificates of Deposit                                                         714           (3,226)          (1,346)
   Increase (Decrease) in Advances from
     Borrowers for Taxes and Insurance                                                (1)             (50)            -
                                                                                 -------          -------          -------
                Net Cash Provided by (Used in)
                  Financing Activities                                             8,185           (3,565)          (1,313)
                                                                                 -------          -------          -------
Increase (Decrease) in Cash and
  Cash Equivalents                                                                 2,891           (3,393)          (3,267)

Cash and Cash Equivalents - Beginning
  of Year                                                                          1,045            4,438            7,705
                                                                                 -------          -------          -------
Cash and Cash Equivalents - End of Year                                         $  3,936         $  1,045         $  4,438
                                                                                 =======          =======          =======

Supplemental Disclosures of Cash Flow
  Information:
       Cash Payments for:
          Interest Paid to Depositors                                           $  2,516         $  2,102         $  2,138
                                                                                 =======          =======          =======

          Income Taxes                                                          $    368         $    252         $    645
                                                                                 =======          =======          =======
Supplemental Schedules of Noncash
   Investing and Financing Activities:
       Transfers from Loans to Real
         Estate Acquired Through
         Foreclosure                                                            $    142         $   -            $     11
                                                                                 =======          =======          =======

    Real Estate Owned Sold as Loans                                             $    115         $     48         $    128
                                                                                 =======          =======          =======



The accompanying notes are an integral part of these financial statements.

                 CITISAVE FINANCIAL CORPORATION AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993


Note 1 - Summary of Significant Accounting Policies -

       The accounting principles followed by CitiSave Financial Corporation and its wholly-owned subsidiary, Citizens Savings Association, F.A., are those which are generally practiced within the savings and loan industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below.

   Principles of Consolidation

       The accompanying consolidated financial statements include the accounts of CitiSave Financial Corporation ("the Company") and its wholly owned subsidiary, Citizens Savings Association, F.A. ("the Association"), (formally Citizens Savings & Loan Association). Citizens Savings Association, F.A. has been consolidated with 665 Florida Street Corp. (formally CitiSave Financial Corp.) (the "Subsidiary"). 665 Florida Street Corp. has been consolidated with Roberts & Eastland (A Louisiana Partnership), of which it owns an 80% interest. See Note 22 regarding disclosure of certain segment information. Roberts & Eastland is an insurance agency whose operation consists primarily of commissions and related expenses from the sale of insurance policies for various insurance companies. All significant intercompany transactions and balances are eliminated in consolidation. The minority interest's share of the net income of Roberts & Eastland has been properly reflected in these financial statements.

   Estimates

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Cash and Cash Equivalents

       Cash and cash equivalents consist of cash on hand, certificates of deposit, and funds due from banks. For purposes of the Statements of Cash Flows, the Company and its subsidiary consider all highly liquid debt instruments with original maturities when purchased of three months or less to be cash equivalents. In addition, the Association reports its loans and certificates of deposit on a net basis.

   Investment and Mortgage-Backed Securities

       Securities are being accounted for in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Investments in Debt and Equity Securities," which requires the classification of securities as held to maturity, trading, or available for sale.

       Securities classified as held to maturity are those debt securities the Company has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by various methods approximating the interest method over their contractual lives.

       Securities classified as available for sale are those debt securities that the Company intends to hold for an indefinite period of time but not necessarily to maturity. Securities classified as trading are those securities held for resale in anticipation of short-term market movements. The Company had no securities classified as available for sale or trading at December 31, 1995 or 1994.

   Loans Held For Sale

       Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value on an aggregate basis. Net unrealized losses are recognized in a valuation allowance by charges to income.

   Loans Receivable

       Loans receivable are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees. Interest on mortgage and consumer loans is accrued based on the principal outstanding.

       The Association discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest. At that time, a reserve is recorded equal to the amount of delinquent interest. If the delinquent interest is subsequently collected, it is credited to income in the period collected. Interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due.

   Allowance for Losses

       The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows.
   The allowance is increased by a provision for loan losses, which is charged to expense, and reduced by charge-offs, net of recoveries.

   Loan Origination Fees, Commitment Fees and Related Costs

       Loan fees and certain direct loan origination costs are accumulated and, if significant, are recognized as an adjustment to interest income using the level yield method over the contractual life of the loans, adjusted for estimated prepayments based on the Association's historical prepayment experience. No fees are deferred on loans that are sold. Commitment fees and costs relating to commitments, the likelihood of exercise of which is remote, are recognized over the commitment period on a straight-line basis if material. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

   Foreclosed Real Estate

       Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value minus estimated costs to sell. Revenue and expenses from operations and additions to the valuation allowance are included in Net Real Estate Owned Expense.

   Income Taxes

       Deferred income taxes are provided on differences between income reported for financial reporting and income tax purposes as explained more fully in Note 12.

       Deferred taxes are provided on a liability method in accordance with SFAS No. 109 whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

   Premises and Equipment

       Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation. Buildings, furniture, fixtures and equipment are depreciated for book purposes using the straight-line method. The estimated useful lives used to compute depreciation are: buildings twenty to forty years; and furniture, fixtures and equipment, three to ten years. Maintenance and repairs are expensed as incurred. For assets placed in service since 1980, the Accelerated and Modified Accelerated Cost Recovery System is used for tax reporting purposes.

   Cost In Excess of Fair Value of Net Assets Acquired

       The cost of investment in subsidiary in excess of the fair value of net assets at dates of purchase is amortized over a period of ten years.

   Pension Benefits

       The Association has a noncontributory defined benefit retirement plan which covers substantially all employees who qualify as to age and length of service. The benefits are based on each employee's years of service and an employee's average monthly compensation. An employee becomes fully vested upon completion of 5 years of qualifying service. The Association's funding policy is to make the minimum annual contribution that is required by actuarial calculations subject to Internal Revenue Service limitations.

   Current Accounting Developments

       In December, 1991, the Financial Accounting Standards Board issued Statement No. 107, "Disclosures about Fair Value of Financial Instruments." This statement requires disclosure of the fair value of financial instruments, both assets and liabilities, whether or not such instruments are recognized in the balance sheet. As it relates to the Association, financial instruments include primarily cash equivalents, securities, loans, and deposits. SFAS No. 107 was adopted by the Association for the fiscal year ended December 31, 1995. Reference should be made to Note 18 regarding adoption of this statement.

       The Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan", which became effective for years beginning after December 15, 1994. The Statement generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 118, Accounting for Creditors for Impairment of a Loan Income Recognition and Disclosures, which allows a creditor to use existing methods for recognizing interest income on impaired loans. Reference should be made to Note 18 regarding the application of these statements.

       In August 1995, the FDIC established a new assessment rate schedule for financial institutions which are members of the Bank Insurance Fund ("BIF") of the FDIC with a premium range of .04% to .31% of deposits while retaining the existing assessment rate of .23% to .31% of deposits applicable to SAIF-insured institutions. In announcing this premium reduction for BIF-insured institutions retroactive to May 1995, the FDIC noted that the premium differential may have adverse competitive consequences for SAIF members, including lesser earnings as compared to BIF-insured institutions. In November 1995, the FDIC further reduced the premium range for BIF insured institutions to as low as zero basis points, subject to a $2,000 minimum.

   Reclassifications

       Certain reclassifications have been made to the prior year's finan-cial statements in order to conform to current reporting practices. The reclassifications have no effect on total assets or net earnings as previously reported.

Note 2 - Reorganization and Change of Corporate Form -

       In July 1995, Citizens Savings and Loan Association (Citizens) completed its reorganization into a federally chartered stock savings and loan association whereby Citizens (i) converted its charter to a federal stock savings and loan association known as Citizens Savings Association, F.A., and (ii) concurrently issued all of its outstanding capital stock to the newly formed holding company, CitiSave Financial Corporation (the Company). As part of the Reorganization, which was accounted for under the pooling of interests method of accounting, the Company issued 964,707 shares of common stock, 77,177 shares of which were acquired by its Employee Stock Ownership Plan, and the Association issued 1,000 shares of $.01 par value common stock to the Company. The 1994 and 1993 financial statements contained herein are those of the Association as the predecessor entity.

Note 3 - Securities -

       The amortized cost and fair values of securities being held to maturity as of December 31, 1995 and 1994 are summarized as follows:

                                                                                1995
                                            --------------------------------------------------------------------------
                                                                     GROSS                 GROSS
                                             AMORTIZED            UNREALIZED             UNREALIZED            FAIR
                                               COST                  GAINS                 LOSSES              VALUE
                                            -----------           -----------           -----------          ---------
                                                                           (In Thousands)
Investment Securities:
  U.S. Treasury Securities                    $  5,484              $     55             $    -              $  5,539
  Securities of Other
    U.S. Government Agencies                    17,037                  -                     (51)             16,986
                                               -------               -------              -------             -------

                                                22,521                    55                  (51)             22,525
                                               -------               -------              -------             -------

Mortgage-Backed Securities:
   FHLMC                                           188                    13                  -                   201
   FNMA                                            497                  -                      (6)                491
   GNMA                                          1,880                     3                  -                 1,883
                                               -------               -------              -------             -------

                                                 2,565                    16                   (6)              2,575
                                               -------               -------              -------             -------
                                              $ 25,086              $     71             $    (57)           $ 25,100
                                               =======               =======              =======             =======





                                  (CONTINUED)

                                                                                        1994
                                                    ------------------------------------------------------------------------------
                                                                              GROSS                 GROSS
                                                      AMORTIZED             UNREALIZED            UNREALIZED              FAIR
                                                        COST                  GAINS                 LOSSES                VALUE
                                                     -----------           -----------           -----------            ---------
                                                                                    (In Thousands)
Investment Securities:
  U.S. Treasury Securities                             $ 13,357              $   -                $   (103)           $ 13,254
  Securities of Other U.S.
    Government Agencies                                  14,427                  -                    (641)             13,786
                                                        -------               -------              -------             -------
                                                         27,784                  -                    (744)             27,040
                                                        -------               -------               -------            -------

Mortgage-Backed Securities:
  FHLMC                                                     238                    7                  -                    245
   FNMA                                                     562                  -                     (36)                526
   GNMA                                                   2,073                  -                    (127)              1,946
                                                        -------               -------              -------              ------
                                                          2,873                     7                 (163)              2,717
                                                        -------               -------               -------            -------
                                                       $ 30,657              $      7             $   (907)           $ 29,757
                                                        =======               =======               =======            =======

       Included in the category of Securities of Other U.S. Government Agencies at December 31, 1995 and 1994 are structured notes with a par value of $5.5 million and $8 million, respectively. At December 31, 1995 and 1994, the securities have an amortized cost of $5.5 million and $8.0 million and a fair value of $5.4 million and $7.5 million, respectively. Structured notes consist of step-up notes, adjustable rate notes that are not subject to interest rate caps which adjust monthly based on the 11th District Cost of Funds index minus 17.5 to 35 basis points, and adjustable rate notes that are subject to interest rate caps which adjust based on the 90 day U.S. Treasury bill plus a specified margin. The step-up notes have interest rates that are scheduled to increase by predetermined amounts on pre-determined dates, and are callable at par on each date the interest rate is scheduled to increase. Management understands the risks associated with these types of instruments. Management has all securities mentioned above classified as Held To Maturity.

       The amortized cost and fair values of securities being held to maturity as of December 31, 1995 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                               AMORTIZED               FAIR
                                                  COST                 VALUE
                                               ----------           ----------
                                                       (In Thousands)
     Within One Year                          $   16,525            $   16,557
     One to Five Years                             5,996                 5,968
                                               ---------             ---------
                                              $   22,521            $   22,525

     Mortgage-backed Securities                    2,565                 2,575
                                               ---------             ---------
          Total                               $   25,086            $   25,100
                                               =========             =========

       Securities being held to maturity with a carrying amount of $500,000 and $700,000 at December 31, 1995 and 1994, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

       There were no sales of securities during 1995, 1994 or 1993.

       The Association has invested in FHLB stock which is reflected at cost which approximates market.

Note 4 - Loans Receivable -

       Loans receivable at December 31, 1995 and 1994 consisted of the following:

                                                                       1995                 1994
                                                                    ----------           ----------
                                                                            (In Thousands)
   First Mortgage Loans (Principally
        Conventional):
          Principal Balances:
                Secured by One-To-Four-Family
                  Residences                                         $ 33,812              $ 28,114
                Secured by Other Properties                             4,623                 4,283
                Construction Loans                                      2,601                 1,749
                                                                      -------               -------
                                                                       41,036                34,146

           Less:
               Unearned Discounts                                        (363)                 (477)
               Undisbursed Portion of
                  Construction Loans                                   (1,915)               (1,145)
               Deferred Loan Fees                                        (142)                  (84)
                                                                      -------               -------
                    Total First Mortgage Loans                         38,616                32,440

   Consumer and Other Loans:
         Principal Balances:
             Automobile                                                   597                   386
             Home Equity and Second Mortgage                              756                   614
             Commercial                                                   770                   350
             Loans on Deposits                                            553                   403
             Other                                                        500                   292
                                                                      -------               -------
                    Total Consumer and Other Loans                      3,176                 2,045

                                                                      -------               -------
                    Total All Loans                                    41,792                34,485
          Less:  Allowance for Loan Losses                                (82)                 (139)
                                                                      -------               -------
                                                                       41,710                34,346
          Loans Held for Sale                                            -                       71
                                                                      -------               -------
                Net Loans                                            $ 41,710              $ 34,417
                                                                      =======               =======

       Following is a summary of the activity in the allowance for loan losses:

                                                    1995             1994               1993
                                                  --------         --------           --------
                                                                (In Thousands)
       Balance at Beginning of Year                 $    139         $    129         $    180
          Provision for (Recovery of)
          Loan Losses                                      1               10              (43)
          Charged-Off Loans                              (58)             -                 (8)
          Recoveries of Loans                            -                -                -
                                                     -------          -------          -------
       Balance at End of Year                       $     82         $    139         $    129
                                                     =======          =======          =======

       The Association had non-performing loans contractually past due 90 days or more totalling approximately $118,000 and $109,000 at December 31, 1995 and 1994, respectively. The Association recognized $12,000 and $18,000 in interest income relating to these loans during the years ended December 31, 1995 and 1994, respectively. Had the loans been performing, approximately $5,000 and $9,000 of additional interest income would have been recognized for the years ended December 31, 1995 and 1994, respectively.

       Impairment of loans having recorded investments of $118,000 at December 31, 1995 has been recognized in conformity with FASB Statement No. 114 as amended by FASB Statement No. 118. The total allowance for loan losses related to these loans was $46,000.

       The Association is permitted to make extensions of credit to its officers and directors in the ordinary course of business. The loans are made on substantially the same terms as those prevailing at the time for comparable loans with other parties. The total of such indebtedness outstanding at December 31, 1995 and 1994 for officers, directors and their associates was $510,000 and $781,000, respectively. An analysis of the aggregate of these loans for 1995 is as follows:

                                                        (In Thousands)
            Balance - Beginning of Year                       $ 781
              New Loans                                          14
              Repayments                                       (285)
                                                               ----
            Balance - End of Year                             $ 510
                                                               ====

Note 5 - Loan Servicing -

       Mortgage loans serviced for others are not included in the accompanying Consolidated Statements of Financial Condition. The unpaid principal balances of these loans serviced for FHLMC at December 31, 1995, 1994 and 1993 amounted to $1.8 million, $2.2 million and $2.5 million, respectively.

       Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $6,000, $7,000 and $8,000 at December 31, 1995, 1994 and 1993, respectively.

Note 6 - Accrued Interest Receivable -

       Accrued interest receivable at December 31 is summarized as follows:

                                        1995           1994
                                     ----------     ----------
                                          (In Thousands)
          Securities                 $    363        $    338
          Loans Receivable                168             115
                                      -------         -------
                                     $    531        $    453
                                      =======         =======

Note 7 - Foreclosed Real Estate -

       Activity in the allowance for losses on foreclosed real estate is as follows:

                                                   1995         1994          1993
                                                 --------     --------      --------
                                                           (In Thousands)
  Balance at Beginning of Year                     $   -        $   -       $    16
       Provision (Credit) Charged to Income              19         -            (5)
       Charge-offs, Net of Recoveries                  -            -           (11)
                                                    -------      -------     ------
   Balance at End of Year                          $     19     $   -       $   -
                                                    =======      =======     ======

Note 8 - Premises and Equipment -

       Premises and equipment at December 31 are summarized as follows:

                                                                1995           1994
                                                             ---------      ---------
                                                                 (In Thousands)
          Cost:
           Land                                              $    492          $    492
           Buildings                                            1,163             1,163
           Autos                                                   77                77
           Furniture, Fixtures and Equipment                      889               779
                                                              -------           -------
                                                                2,621             2,511
           Less:  Accumulated Depreciation                     (1,252)           (1,176)
                                                              -------           -------
                                                             $  1,369          $  1,335
                                                              =======           =======


       The provision for depreciation charged to operating expenses was $83,000, $92,000 and $99,000, respectively, for the years ended December 31, 1995, 1994 and 1993.

Note 9 - Short-Term Borrowings -

       The Association has an outstanding line of credit for the purchase of Federal Funds with First National Banker's Bank in the amount of $2.5 million. No funds were drawn on this line during the year ended December 31, 1995.

       The Association has, in conjunction with the ownership of FHLB Stock, an unused line of credit in the amount of $7,164,000 with the Federal Home Loan Bank of Dallas. Although this line of credit is available, management has no intentions of drawing from it.

Note 10 - Deposits -

       Deposits at December 31 are summarized as follows:

                                                   1995                                         1994
                                 --------------------------------------       -------------------------------------
                                 WEIGHTED                                      WEIGHTED
                                 AVERAGE                                        AVERAGE
                                   RATE            AMOUNT           %            RATE            AMOUNT           %
                                 --------        ---------       -----         --------        ---------       -----
                                                                    (In Thousands)
Demand and NOW
  Accounts*                           2.22%     $  7,724          12.4%          2.50%        $  7,448          11.9%
Ready Cash
 Accounts                             2.10%        6,293          10.1%          2.20%           6,584          10.5%
Passbook Savings                      1.96%        6,523          10.4%          2.12%           7,268          11.6%
                                                 -------         -----                          ------         -----
                                                  20,540          32.9%                         21,300          34.0%
                                                 -------         -----                          ------         -----

Certificates of Deposit:
   2.00-3.00%                         2.35%          141            .2%          2.35%             530            .9%
   3.01-4.00%                         3.95%        1,517           2.4           3.67%          25,353          40.5
   4.01-5.00%                         4.53%       18,577          29.7           4.69%           5,958           9.5
   5.01-6.00%                         5.52%       13,246          21.2           5.54%           7,784          12.4
   6.01-7.00%                         6.61%        6,632          10.6           6.56%             883           1.4
   7.01-8.00%                         7.38%        1,449           2.3           7.61%             342            .5
   Less than or equal to 8.01%        8.62%          412            .7           8.63%             410            .8
                                                 -------         -----                          ------         -----
                                                  41,974          67.1%                         41,260          66.0%
                                                 -------         -----                          ------         -----
                                                $ 62,514           100%                       $ 62,560         100.0%
                                                 =======         =====                          ======         =====


   *Includes noninterest-bearing deposits of $4.4 million at December 31, 1995 and $2.4 million at December 31, 1994.

   The aggregate amount of demand accounts, savings accounts and cer-tificates of deposit with a minimum balance of $100,000 was approximately $8.9 million at December 31, 1995 and $7.1 million at December 31, 1994. Deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member.

   A summary of savings certificates by maturity at December 31, 1995 and 1994 is as follows:

                                            1995               1994
                                         ----------         ----------
                                                 (In Thousands)
                         1995             $   -              $ 27,830
                         1996               27,628              7,253
                         1997                8,623              2,333
                         1998                1,822              1,509
                         1999                1,550              1,420
                         2000                1,288               -
                      Thereafter             1,063                915
                                           -------            -------
                                          $ 41,974           $ 41,260
                                           =======            =======


       Interest expense on deposits is summarized as follows:

                                                      1995             1994               1993
                                                    --------         --------           --------
                                                                  (In Thousands)
          Demand Accounts                          $    120         $    123         $    121
          Ready Cash Accounts                           144              166              162
          Passbook Savings                              146              155              166
          Certificates of Deposits                    2,102            1,660            1,689
                                                    -------          -------          -------
                                                   $  2,512         $  2,104         $  2,138
                                                    =======          =======          =======

Note 11 - Pension Plan -

       The following table sets forth the plan's funded status and amounts recognized in the Association's financial statements at December 31:

                                                                          1995              1994
                                                                        --------          --------
                                                                              (In Thousands)
          Actuarial Present Value of Benefit
          Obligations:
           Accumulated Benefit Obligation:
               Vested                                                    $    729         $    643
               Nonvested                                                      107               97
                                                                          -------          -------
                                                                              836              740
          Effect of Projected Future Obligation                               238              225
                                                                          -------          -------
          Projected Benefit Obligation for
            Service Rendered To Date                                        1,074              965
          Plan Assets at Fair Value                                           967              824
                                                                          -------          -------
          Projected Benefit Obligation in
           Excess of Plan Assets                                             (107)            (141)
          Unrecognized Net Loss                                               148              137
          Unrecognized Net Transition Amount                                   31               35
                                                                          -------          -------
              Prepaid Pension Benefit                                    $     72         $     31
                                                                          =======          =======

       Plan assets are primarily invested in U.S. Treasury Securities, U.S. Government Agencies and Mortgage-Backed Securities.

       The components of net pension expense for the years ended December 31, are as follows:

                                                         1995             1994             1993
                                                       --------         --------         --------
                                                                     (In Thousands)
          Service Cost-Benefits Earned During
            the Period                                $     40         $     41         $     43
         Interest Cost on Projected Benefit
            Obligation                                      70               63               55
         Actual Return on Plan Assets                      (83)             (18)             (40)
         Net Amortization and Deferral                      23              (41)             (13)
                                                       -------          -------          -------
             Net Pension Expense                      $     50         $     45         $     45
                                                       =======          =======          =======

       Assumptions used to develop the net periodic pension cost were:

                                                 1995             1994             1993
                                               --------         --------         --------
          Discount Rate                          7.50%            7.25%            7.25%
          Expected Long-Term Rate
            of Return on Assets                  8.00%            8.00%            8.00%
          Rate of Increase In
            Compensation Levels                  4.00%            4.00%            4.00%


Note 12 - Income Taxes -

       The Company files a separate federal income tax return from the Association and Subsidiary. The Association and Subsidiary file a consolidated federal income tax return on a calendar-year basis. In addition, state income tax returns are filed individually by the Company in accordance with state statutes. If certain conditions are met in determining taxable income, the Association is allowed a special bad debt deduction based on a percentage of taxable income (presently 8 percent) or on specified experience formulas. The Association used the percentage of taxable income method in 1995, 1994, and 1993.

       The components of consolidated income tax expense are:

                                                   1995            1994               1993
                                                 --------        --------           --------
                                                              (In Thousands)
      Provision for Current Taxes                $    385         $    334         $    436
      Provision for Deferred Taxes                     33             -                  67
                                                  -------          -------          -------
                                                 $    418         $    334         $    503
                                                  =======          =======          =======

       Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent in 1995, 1994 and 1993 to income before income taxes as a result of the following:

                                                     1995            1994                1993
                                                   --------        --------            --------
                                                               (In Thousands)
          Expected Income Tax Expense at
           Federal Tax Rate                          $    424        $    296          $    487
         Amortization of Goodwill                           6              40                40
         Bad Debt                                        -                (30)              (50)
         Other - Net                                      (12)             28                26
                                                      -------         -------           -------
              Total Income Tax Expense               $    418        $    334          $    503
                                                      =======         =======           =======
         Effective Tax Rate                              33.4%           40.0%             36.2%
                                                      =======         =======           =======


       The deferred tax provision consists of the following timing differences:

                                                   1995            1994                1993
                                                 --------        --------            --------
                                                              (In Thousands)
   Difference in Tax Bad Debt Deduction            $     28        $   -             $     70
   Depreciation for Tax Purposes in
       Excess of Book                                     2               4                 4
   Dividends/Redemptions on FHLB Stock                    7            -                   (3)
   Retirement Expense                                    (4)             (4)               (4)
                                                    -------         -------           -------
                                                   $     33        $   -             $     67
                                                    =======         =======           =======

       A deferred income tax liability of $160,000 and $127,000 is included in the liabilities section of the Statement of Condition at December 31, 1995 and 1994.

       The net deferred tax liability consist of the following components at December 31, 1995, 1994 and 1993:

                                                    1995            1994              1993
                                                  --------        --------          --------
                                                              (In Thousands)
          Depreciation                            $    105        $    103          $     99
          FHLB Stock                                    39              32                32
          Retirement Expense                           (12)             (8)               (4)
          Provision for Loan Losses                     28            -                 -
                                                   -------         -------           -------
                                                  $    160        $    127          $    127
                                                   =======         =======           =======

       Retained earnings at December 31, 1995 and 1994 include approximately $1 million at each date for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only.

Note 13 - Regulatory Capital Requirements -

       Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), the Association is required by law to maintain (i) core capital equal to 3% of adjusted total assets, (ii) tangible capital equal to 1.5% of adjusted total assets, and (iii) total capital equal to 8.0% of risk-weighted assets.

       The following is a reconciliation of GAAP capital to regulatory capital for the Association at December 31, 1995:

                                                                 TANGIBLE                 CORE               RISK-BASED
                                                                  CAPITAL                CAPITAL               CAPITAL
                                                                -----------            -----------           ----------
                                                                                     (In Thousands)
   GAAP Capital                                                  $    9,805            $    9,805            $    9,805
   Nonallowable Capital:
       Costs in Excess of Net
     Assets of Business Acquired                                         17                    17                    17
   Additional Capital Items:
       General Valuation Allowances                                   -                     -                        54
                                                                  ---------             ---------             ---------
   Regulatory Capital - Computed                                 $    9,788            $    9,788            $    9,842
   Minimum Capital Requirement                                        1,142                 2,285                 2,636
                                                                  ---------             ---------             ---------
   Regulatory Capital - Excess                                   $    8,646            $    7,503            $    7,206
                                                                  =========             =========             =========
   Regulatory Capital as a
       Percentage                                                   12.85%                  12.85%                29.87%
   Minimum Capital Required as
       a Percentage                                                  1.50                    3.00                  8.00
                                                                    -----                   -----                 -----
   Regulatory Capital as a
       Percentage in Excess of
       Requirements                                                 11.35%                   9.85%                21.87%
                                                                    =====                   =====                 =====

       Based on these capital ratios, the Association meets the criteria for a "well capitalized" institution at December 31, 1995. The Association's management believes that under the current regulations, the Association will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Association, such as increased interest rates or a downturn in the economy in the Association's area, could adversely affect future earnings and consequently, the ability of the Association to continue to exceed its future minimum capital requirements.

Note 14 - Employee Stock Ownership Plan -

       The Company sponsors a leveraged employee stock ownership plan (ESOP) that covers all employees who have completed one year of service and have attained age 21. The Company makes quarterly contributions to the ESOP equal to the ESOP's debt service less dividends received by the ESOP. All dividends received by the ESOP are used to pay debt service. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.

       The note payable referred to in the preceding paragraph requires quarterly principal payments plus interest at 8.5%. Future principal payments are due as follows:

       During the year ending December 31:

                                             (In Thousands)
       1996                                      $   54
       1997                                          58
       1998                                          64
       1999                                          69
       2000                                          75
       Due thereafter                               424
                                                  -----
                                                 $  744
                                                  =====

       As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $54,000 for the year ended December 31, 1995.

       Shares of the Company held by the ESOP at December 31, 1995 are as follows:


                                                      (In Thousands)
       Allocated shares                                      -
       Shares released for allocation                          4
       Unreleased shares                                      73
                                                           -----
                                                              77
                                                           =====

       Fair value of unreleased shares                    $1,070
                                                           =====

Note 15 - Dividends and Earnings Per Share -

       During 1995, the Company declared dividends of $.075 per share to be paid to shareholders of record on September 15, 1995 and December 15, 1995. The dividends were paid to shareholders on September 30, 1995 and December 31, 1995, respectively.

       The Company had earnings per share of $.53 for the period from July 14, 1995 (date of conversion) through December 31, 1995. The calculation of average shares outstanding was based on the issuance of 964,707 shares on July 14, 1995 less unallocated ESOP shares of 77,177 through September 29, 1995 and the allocation of 1,938 shares on September 30, 1995 and December 31, 1995 for a weighted average shares outstanding for the period of 888,595. The Company's stock issuance took place on July 14, 1995 and earnings per share numbers for periods prior to the quarter ended September 30, 1995 were not considered meaningful.

Note 16 - Other Noninterest Expense -

       Other noninterest expense amounts are summarized as follows for the years ended December 31:

                                                   1995             1994             1993
                                                 --------         --------         --------
                                                                (In Thousands)
          Advertising                           $     45         $     77         $     34
          Data Processing                            127              110              113
          Goodwill Amortization                       17              124              124
          Professional Fees                           76               73               72
          Printing, Postage, Stationery
            and Supplies                             117              118              125
          Other                                      106              128              139
                                                 -------          -------          -------
                                                $    488         $    630         $    607
                                                 =======          =======          =======

Note 17 - Off-Balance Sheet Instruments -

       The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Statement of Financial Condition.

       The Association's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

       In the normal course of business, the Association has made commitments to extend credit of $4.4 million at December 31, 1995. This amount includes unfunded loan commitments aggregating $3.2 million and undisbursed lines of credit of $1.2 million.

       The Association has entered into agreements with third parties to sell loans that it originates. The Association may be required to repurchase a loan if it is in violation of certain representations and warranties during a specified period of time as stated in the agreement. The total amount of loans originated and sold to these parties subject to repurchase amounted to $3.1 million and $576,000 at December 31, 1995 and 1994, respectively.

Note 18 - Fair Value of Financial Instruments -

       The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

       Cash and Short-Term Investments - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

       Securities - Fair value of securities held to maturity is based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

       Loans - The fair value for loans is estimated using discounted cash flow analyses, with interest rates currently being offered for similar loans to borrowers with similar credit rates. Loans with similar classifications are aggregated for purposes of the calculations. The allowance for loan loss, which was used to measure the credit risk, is subtracted from loans.

       Deposits - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flow analyses, with interest rates currently offered for deposits of similar remaining maturities.

   Commitments to Extend Credit and Standby Letters of Credit - The fair value of commitments to extend credit and standby letters of credit were not significant.

       The estimated approximate fair values of the Association's financial instruments as of December 31, 1995 are as follows (in thousands):

                                                   CARRYING           FAIR
                                                    AMOUNT            VALUE
                                                   --------         --------
       Financial Assets:
           Cash, Short-Term Investments and
              Federal Funds Sold                  $  8,936         $  8,936
           Securities Held to Maturity              25,444           25,458
           Loans - Net                              41,710           41,803
                                                   -------          -------

                                                  $ 76,090         $ 76,197
                                                   =======          =======
       Financial Liabilities:
           Deposits                               $ 62,514         $ 62,142
                                                   =======          =======

Note 19 - Related Party Transactions -

       The Association has an outstanding note receivable from 665 Florida Street Corp. The balance on the note is $735,000 and $741,000 at December 31, 1995 and 1994, respectively. The interest rate charged is currently prime plus 1% on the outstanding principal balance at the end of the month.

       The Association leases office space to Roberts & Eastland. The lease is for a twelve month period and is renewed annually. Rent income for the years ended December 31, 1995, 1994 and 1993 amounted to $47,000 for each year.

       The Association's ESOP borrowed $772,000 from the Company in order to acquire shares of the Company's stock (See Note 14). The dividends received from the Company on these shares are used to repay the debt. The balance of this note payable at December 31, 1995 is $744,000. Dividends to the ESOP totaled $11,000 for the year.

Note 20 - Contingencies -

       In the normal course of business, the Association is involved in various legal proceedings. In the opinion of management, and counsel, any liability resulting from such proceedings would not have a material adverse effect on the Association's financial statements.

Note 21 - Concentrations of Credit -

       The Association's business activities are primarily with customers in the Association's market area, which is East Baton Rouge Parish. The majority of such customers are depositors of the Association. The concentrations of credit by type of loan are shown in Note 3. The Association generally originates single-family residential loans within its primary lending area.

Note 22 - Segment Information -

       The Company owns 100% of the Association, a federally chartered stock savings and loan. The Company's operations relate primarily to its investment in the Association. The Association and its subsidiary own an 80% interest in an insurance agency. The subsidiary's operations relate totally to its investment in the insurance agency. Noninterest income of the subsidiary is the insurance agency commissions.

       Certain financial information concerning the Company, the Association and its subsidiary operations are as follows:

                               COMPANY          ASSOCIATION         SUBSIDIARY        ELIMINATIONS        TOTALS
                               -------          -----------         ----------        ------------       -------
                                                                  (In Thousands)
YEAR ENDED DECEMBER 31,
1995:
  Total Interest Income          $    88           $  5,164           $     8           $    (30)         $  5,230
  Total Interest Expense            -                 2,546                72               (102)            2,516
  Provision for (Recovery
       of) Loan Losses              -                     1              -                   -                   1
  Noninterest Income                 776                608               690               (934)            1,139
  Noninterest Expense                 12              2,081               516                (47)            2,562
  Income Taxes                        17                368                33                -                 418
  Minority Interest in
       Subsidiary                   -                  -                  (37)               -                 (37)
                                  ------             ------            ------            -------           -------
         Net Income              $   835           $    776           $    40           $   (815)         $    835
                                  ======             ======            ======            =======           =======
   Depreciation and
    Amortization                    -                   101                10               -                  111
                                  ======             ======            ======            =======           =======
   Property and Equipment
     Acquisitions                   -                    90                6                -                   96
                                  ======             ======            ======            =======           =======
DECEMBER 31, 1995:
    Total Assets                 $ 9,112           $ 76,063           $   551           $ (7,508)         $ 78,218
                                  ======             ======            ======            =======           =======


                                  (CONTINUED)

                                               ASSOCIATION        SUBSIDIARY       ELIMINATIONS      TOTALS
                                               -----------        ----------       ------------      -------
                                                                        (In Thousands)
YEAR ENDED DECEMBER 31,
1994:
   Total Interest Income                         $  4,541          $     6          $    (61)       $  4,486
   Total Interest Expense                           2,104               61               (61)          2,104
   Provision for (Recovery
       of) Loan Losses                                 10             -              -    10              10
   Noninterest Income                                 293              666                13             972
   Noninterest Expense                              1,925              595               (47)          2,473
   Income Taxes                                       295               39               -               334
   Minority Interest in
       Subsidiary                                    -                 (37)             -                (37)
                                                  -------           ------           -------         -------
         Net Income                              $    500          $   (60)         $     60        $    500
                                                  =======           ======           =======         =======
   Depreciation and
     Amortization                                      81              132              -                213
                                                  =======           ======           =======         =======
   Property and Equipment
     Acquisitions                                      96             -                 -                 96
                                                  =======           ======           =======         =======
DECEMBER 31, 1994:
    Total Assets                                 $ 68,975          $   397          $   (247)       $ 69,125
                                                  =======           ======           =======         =======

  YEAR ENDED DECEMBER 31, 1993:
  Total Interest Income                          $  4,809          $     3          $    (56)       $  4,756
   Total Interest Expense                           2,138               56               (56)          2,138
   Provision for (Recovery
       of) Loan Losses                                (43)            -                  -               (43)
   Noninterest Income                                 481              741                (2)          1,220
   Noninterest Expense                              1,805              691               (47)          2,449
   Income Taxes                                       503             -                 -                503
   Minority Interest in
       Subsidiary                                    -                 (42)             -                (42)
                                                  -------           ------           -------         -------
         Net Income                              $    887          $   (45)         $     45        $    887
                                                  =======           ======           =======         =======
   Depreciation and
    Amortization                                       99              121              -                220
                                                  =======           ======           =======         =======
   Property and Equipment
     Acquisitions                                      82             -                 -                 82
                                                  =======           ======           =======         =======
DECEMBER 31, 1993:
    Total Assets                                 $ 71,799          $   514          $   (283)       $ 72,030
                                                  =======           ======           =======         =======

Note 23 - Financial Information - Parent Company Only -

       The financial statement for CitiSave Financial Corporation (Parent Company) is presented below:


                                 BALANCE SHEET

                               December 31, 1995

                                                             (In Thousands)
       Assets:
          Cash                                                    $  1,686
          Investment Securities                                      1,994
          Investment in Subsidiary                                  10,538
          Due from Subsidiary                                           35
          Other Assets                                                  52
                                                                   -------

                Total Assets                                      $ 14,305
                                                                   =======



       Liabilities:
          Income Tax Payable                                      $     16
                                                                   -------
                Total Liabilities                                       16


       Stockholders' Equity:
          Common Stock                                                  10
          Additional Paid in Capital                                 9,144
Retained Earnings                                                    5,879
          Less: Note Receivable ESOP                                  (744)
                                                                   -------
                Total Stockholders' Equity                          14,289
                                                                   -------

                Total Liabilities and Stockholders'
                   Equity                                         $ 14,305
                                                                   =======

                              STATEMENT OF INCOME

                      for the year ended December 31, 1995





                                                        (In  Thousands)
Income:
   Interest on Investment Securities                        $    58
   Interest on ESOP Note                                         30
                                                             ------
          Total Income                                           88


Expenses:
   Operating Expenses                                            12
                                                             ------

Income before Equity in Undistributed
   Net Income of Subsidiary                                      76

Equity in Undistributed Net Income
   of Subsidiary                                                775
                                                             ------

          Net Income before Income Taxes                        851

Applicable Income Tax Expense                                    16
                                                             ------
          Net Income                                        $   835
                                                             ======

                            STATEMENT OF CASH FLOWS

                      for the year ended December 31, 1995





                                                                (In Thousands)
Cash Flows From Operating Activities:
   Net Income                                                     $    835
   Adjustments to Reconcile Net Income to
       Net Cash Provided by Operating Activities:
          Equity in Undistributed Net Income
          of Subsidiary                                               (775)
          (Increase) Decrease in Receivable
            From Subsidiary                                            (35)
          (Increase) Decrease in Other Assets                          (52)
          Increase (Decrease) in Income Tax Payable                     16
                                                                   -------
              Net Cash Provided by Operating
                  Activities                                           (11)

Cash Flows From Investing Activities:
   Purchase of Investment Securities                                (1,994)
   Investment in Subsidiary                                         (4,570)
                                                                   -------

                Net Cash Used in Investing Activities               (6,564)

Cash Flows From Financing Activities:
   Net Cash Proceeds from Sale of Stock                              9,139
   Note Payable Issued on ESOP                                        (772)
   Payment Received on Note                                             28
   Dividends Paid                                                     (134)
                                                                   -------
                Net Cash Provided by Financing
                  Activities                                         8,261

                                                                   -------
Net Increase (Decrease) in Cash                                      1,686

Cash - Beginning of Year                                              -
                                                                   -------

Cash - End of Year                                                $  1,686
                                                                   =======




                                     31

                                    E-48