Form 10KSB, Exhibit 13
period 1996-12-31
CITISAVE FINANCIAL CORP
filed 1997-03-25
CIK 942790

STOCK INFORMATION
         The common stock of CitiSave Financial Corporation is listed on the American Stock Exchange under the ticker symbol "CZF."

Stock Prices and Cash Dividends Paid:

                                                   Market Price (*)                              Dividends
                                                     High         Low       Period End             Paid
                                                   --------    ---------    ----------        --------------
3rd Quarter Ended 09/30/95                          $13.75      $11.50          $13.75              $.075
4th Quarter Ended 12/31/95                          $15.75      $14.25          $14.75              $.075
1st Quarter Ended 03/31/96                          $15.13      $14.00          $14.00              $.075
2nd Quarter Ended 06/30/96                          $16.50      $14.00          $14.00              $.075
3rd Quarter Ended 09/30/96                          $14.50      $13.75          $14.00              $.075
4th Quarter Ended 12/31/96                          $14.50      $13.00          $14.00              $.100

         (*) Closing Prices American Stock Exchange

         A $2 per share special cash distribution was also paid on 6/28/96.

CitiSave Financial Corporation had 962,207 shares outstanding as of December 31, 1996.

REGISTRAR AND TRANSFER AGENT

         Shareholders requesting a change of address, records or information about lost certificates should contact:

         Registrar and Transfer Company             Telephone (908) 272-8511
         10 Commerce Drive                                    (800) 346-6084-NYC
         Cranford, New Jersey 07016-3572                 FAX  (908) 272-9697

LEGAL COUNSEL                                          INDEPENDENT AUDITORS
-------------                                          --------------------
   Elias, Matz, Tiernan and Herrick, L.L.P.                  Hannis T. Bourgeois & Co., L.L.P.
   Suite 1200                                                2322 Tremont Drive
   734 15th Street, N.W.                                     Suite 200
   Washington, D.C.  20005                                   Baton Rouge, LA  70809

   Watson, Blanche, Wilson and Posner
   Post Office Box 2995
   Baton Rouge, LA  70821-2995

INFORMATION

         Shareholders and other individuals seeking information about the Company, should contact Brent A. Nettles, Vice President at (504) 383-4102.

DUPLICATE MAILINGS

         The Company is required to mail information to each name on its shareholder list, even if it means sending duplicates. Shareholders wishing to eliminate duplicate mailings should send a written request to Registrar and Transfer Company at the address on this page indicating which names should be removed. This will not affect dividend or proxy mailings.

                         CitiSave Financial Corporation
                              Financial Highlights
                 (Dollars in Thousands, except per share data)

                                                                           At December 31,
                                         ---------------------------------------------------------------------
 SELECTED FINANCIAL DATA:                   1996           1995           1994            1993          1992
                                         ----------    -----------     -----------     ----------    ---------
 Total Assets                             $75,286         $78,218        $69,125         $72,030        $72,819

 Cash and cash equivalents                  2,419           3,936          1,045           4,438          7,705

 Federal Funds Sold                         2,650           5,000            625               0              0

 Investment securities                     19,254          22,521         28,120          26,080         17,976

 Mortgage-backed securities                 2,275           2,565          2,873           3,321          3,245

 Loans receivable, net                     45,193          41,710         34,346          35,067         37,776

 Loans held for sale                          363               0             71           1,010          1,434

 Costs in excess of net assets of
       business acquired                        0              17             34             158            282

 Deposits                                  61,457          62,514         62,560          66,075         67,388

 Stockholders Equity/Retained Earnings     12,292          14,300          5,178           4,678          3,791

 Book Value Per Share                       12.77 *         14.82 **        ---             ---            ---

 Market Price Per Share                     14.00           14.75           ---             ---            ---

 Full Service Offices                           6               5              5               5              5

                                                                           Year Ended December 31,
                                         -------------------------------------------------------------------------
 SELECTED OPERATING DATA:                  1996              1995          1994            1993           1992
                                         ---------       ---------      --------        ---------       --------

 Total Interest Income                     $5,521          $5,230        $4,486           $4,756         $5,633
 Total Interest Expense                     2,527           2,516         2,104            2,138          2,901
                                         ---------       ---------      --------        ---------       --------
 Net Interest Income                        2,994           2,714         2,382            2,618          2,732
 Provision for(Recovery of)Loan Losses         35               1            10              (43)           (43)
                                         ---------       ---------      --------        ---------       --------
 Net Interest Income after Provision
       for(Recovery of)Loan Losses          2,959           2,713         2,372            2,661          2,775
 Total Noninterest Income                   1,199           1,139           972            1,220          1,136
 Total Noninterest Expense                  3,472           2,562         2,473            2,449          2,465
                                         ---------       ---------      --------        ---------       --------
 Income Before Income Taxes                   686           1,290           871            1,432          1,446
    & Minority Interest
 Income Taxes                                 216             418           334              503            517
                                         ---------       ---------      --------        ---------       --------
 Net Income Before Minority Interest          470             872           537              929            929
 Minority Interest in Subsidiary              (40)            (37)          (37)             (42)           (46)
                                         ---------       ---------      --------        ---------       --------
 Net Income                                  $430            $835          $500             $887           $883
                                         =========       =========      ========        =========       ========


 SELECTED OPERATING RATIOS:
 Return on average assets                     0.56 %          1.12 %        0.70 %           1.24 %         1.21 %

 Return on average equity                     3.21            8.56          9.98            20.72          26.15

 Average equity to average assets            17.41           13.09          7.04             5.98           4.64

 Dividend Payout Ratio                       70.65        ***16.05           ---              ---            ---

 Equity to Total Assets at End of Period     16.33           18.28          7.49             6.49           5.21

 Risk Based Capital Ratio                    30.15           29.87         19.71            17.29          12.66


     * Based on 962,207 total outstanding shares at December 31, 1996 ** Based on 964,707 total outstanding shares at December 31, 1995
   *** Based on only two quarterly dividends paid in 1995.

                         CITISAVE FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                               DECEMBER 31, 1996

                             BATON ROUGE, LOUISIANA

                       HANNIS T. BOURGEOIS & CO., L.L.P.
                          Certified Public Accountants
                          2322 Tremont Drive, Ste. 200
                       Baton Rouge, Louisiana 70809-1487





                          Independent Auditor's Report

To the Board of Directors
CitiSave Financial Corporation
  and Subsidiary
Baton Rouge, Louisiana


We have audited the Consolidated Statements of Financial Condition of CitiSave Financial Corporation and Subsidiary as of December 31, 1996 and 1995, and the related Consolidated Statements of Income, Stockholders' Equity and Cash Flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CitiSave Financial Corporation and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

                                Respectfully submitted,


                                /s/HANNIS T. BOURGEOIS & CO., L.L.P.

Baton Rouge, Louisiana

January 31, 1997

                CitiSave Financial Corporation and Subsidiary

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                       as of December 31, 1996 and 1995

                                                                ASSETS
                                                                ------
                                                                                             1996            1995
                                                                                           --------         --------
                                                                                                 (In Thousands)
Cash and Cash Equivalents                                                                   $ 1,755          $ 1,022
Interest-Bearing Deposits in Other Institutions                                                 664            2,914
                                                                                             ------           ------
    Total Cash and Cash Equivalents                                                           2,419            3,936

Federal Funds Sold                                                                            2,650            5,000

Securities: - Note 3
  Investment Securities Held to Maturity
       (Fair Value $19,229 and $22,525)                                                      19,254           22,521
  Mortgage-Backed Securities Held to Maturity
       (Fair Value $2,293 and $2,575)                                                         2,275            2,565
  Federal Home Loan Bank Stock                                                                  380              358
                                                                                             ------           ------
                                                                                             21,909           25,444
Insurance Accounts Receivable                                                                    42               56
Loans Held for Sale - Note 4                                                                    363             -
Loans Receivable - Note 4                                                                    45,254           41,792
  Less:  Allowance for Loan Losses                                                              (61)             (82)
                                                                                             ------           ------
                                                                                             45,193           41,710
Accrued Interest Receivable - Note 6                                                            500              531
Foreclosed Real Estate, Net - Note 7                                                             64               39
Premises and Equipment - Note 8                                                               1,966            1,369
Other Assets                                                                                    180              116
Costs in Excess of Net Assets of Business Acquired                                             -                  17
                                                                                             ------           ------
       Total Assets                                                                         $75,286          $78,218
                                                                                             ======           ======
                                                 LIABILITIES AND STOCKHOLDERS' EQUITY
                                                 ------------------------------------
Deposits - Note 10                                                                          $61,457          $62,514
Accounts Payable                                                                                187              243
Advances from Borrowers for Taxes and Insurance                                                  77               94
Accrued Expenses and Other Liabilities                                                        1,233            1,030
                                                                                             ------           ------
       Total Liabilities                                                                     62,954           63,881

Minority Interest in Subsidiary                                                                  40               37
Stockholders' Equity: - Notes 2, 13, 14, 15 and 16
   Preferred Stock, $.01 Par Value; Authorized
       5,000,000 Shares, Issued and Outstanding -
       None                                                                                    -                -
   Common Stock, $.01 Par Value; Authorized
       10,000,000 Shares, Issued 964,707 Shares                                                  10               10
   Paid-in Capital in Excess of Par                                                           7,376            9,144
   Retained Earnings                                                                          6,020            5,879
                                                                                             ------           ------
                                                                                             13,406           15,033
   Less: Unearned ESOP Shares                                                                  (582)            (733)
   Less: Unearned Compensation-MRP                                                             (497)            -
   Less: Treasury Shares (2,500 shares at Cost)                                                 (35)            -
                                                                                             ------           ------
                                                                                             12,292           14,300

                                                                                             ------           ------
       Total Liabilities and Stockholders' Equity                                           $75,286          $78,218
                                                                                             ======           ======


The accompanying notes are an integral part of these financial statements.

                 CitiSave Financial Corporation and Subsidiary

                       CONSOLIDATED STATEMENTS OF INCOME

              for the years ended December 31, 1996, 1995 and 1994

                                                                                      1996          1995          1994
                                                                                     ------        -------       ------
                                                                                               (In Thousands)
Interest Income:
  Loans                                                                               $3,729       $3,391        $2,989
  Investment Securities                                                                1,331        1,409         1,253
  Mortgage-Backed Securities                                                             157          172           169
  Other Interest-Earning Assets                                                          304          258            75
                                                                                       -----        -----         -----
    Total Interest Income                                                              5,521        5,230         4,486
                                                                                       -----        -----         -----
Interest Expense:
  Deposits - Note 10                                                                   2,527        2,512         2,104
  Other Interest-Bearing Liabilities                                                     -              4           -
                                                                                       -----        -----         -----
    Total Interest Expense                                                             2,527        2,516         2,104
                                                                                       -----        -----         -----
    Net Interest Income Before Provision
      for Loan Losses                                                                  2,994        2,714         2,382
Provision for Loan Losses - Note 4                                                        35            1            10
                                                                                       -----        -----         -----
    Net Interest Income after Provision for
      Loan Losses                                                                      2,959        2,713         2,372
                                                                                       -----        -----         -----
Noninterest Income:
  Insurance Agency Commissions                                                           724          690           666
  Loan Fees and Service Charges                                                          338          349           223
  Gain on Sales of Loans                                                                 111           65            51
  Other                                                                                   26           35            32
                                                                                       -----        -----         -----
    Total Noninterest Income                                                           1,199        1,139           972
                                                                                       -----        -----         -----
Noninterest Expense:
  Compensation and Benefits - Notes 11, 14
    and 15                                                                             1,755        1,567         1,411
  Occupancy and Equipment Expenses                                                       344          335           316
  Federal Insurance Premium - Note 17                                                    561          146           152
  Net Real Estate Owned Expense (Income)                                                  (9)          (8)          (36)
  Data Processing                                                                        141          127           110
  Professional Fees                                                                      161           76            73
  Printing, Postage, Stationery and Supplies                                             158          151           118
  Other - Note 18                                                                        361          168           329
                                                                                       -----        -----         -----
    Total Noninterest Expense                                                          3,472        2,562         2,473
                                                                                       -----        -----         -----
Income Before Provision for Income Taxes and
  Minority Interest                                                                      686        1,290           871
Income Taxes - Note 12                                                                   216          418           334
                                                                                       -----        -----         -----
    Net Income Before Minority Interest                                                  470          872           537

Minority Interest in Subsidiary                                                          (40)         (37)          (37)
                                                                                       -----        -----         -----
    Net Income                                                                        $  430       $  835        $  500
                                                                                       =====        =====         =====
 Per Share:
  Net Income - Note 16                                                                $  .46       $  N/A        $  N/A
  Dividends - Note 16                                                                 $ .325       $  .15        $  N/A


The accompanying notes are an integral part of these financial statements.

                 CitiSave Financial Corporation and Subsidiary

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

              for the years ended December 31, 1996, 1995 and 1994


                                                                                       1996          1995             1994
                                                                                      ------        -----           -------
                                                                                                 (In Thousands)
Common Stock:
  Balance - Beginning of Year                                                         $    10        $   -          $   -
  Issuance of Common Stock - Note 2                                                       -               10            -
                                                                                       ------         ------         ------
  Balance - End of Year                                                               $    10        $    10        $   -

                                                                                       ======         ======         ======

Paid-In Capital in Excess of Par:
  Balance - Beginning of Year                                                         $ 9,144        $   -          $   -
  Return of Capital Distribution - Note 16                                             (1,929)           -              -
  Issuance of Common Stock - Note 2                                                       -            9,128            -
  Allocation of ESOP Shares                                                                61             16            -
  Unallocated ESOP Shares Return of Capital
    Distribution                                                                          100            -              -
                                                                                       ------         ------         ------
  Balance - End of Year                                                               $ 7,376        $ 9,144        $   -
         Retained Earnings:
  Balance - Beginning of Year                                                         $ 5,879        $ 5,178        $ 4,678
  Net Income                                                                              430            835            500
  Cash Dividends                                                                         (289)          (134)           -
                                                                                       ------         ------         ------
  Balance - End of Year                                                               $ 6,020        $ 5,879        $ 5,178
                                                                                       ======         ======         ======

Unearned ESOP Shares:
  Balance - Beginning of Year                                                         $  (733)       $   -          $   -
  Establishment of ESOP - Note 14                                                         -             (772)           -
  Shares Released for Allocation                                                          151             39            -
                                                                                       ------         ------         ------
  Balance - End of Year                                                               $  (582)       $  (733)       $   -
                                                                                       ======         ======         ======
Unearned Compensation-MRP:
  Balance - Beginning of Year                                                         $   -          $   -          $   -
  Establishment of MRP - Note 15                                                         (535)           -              -
  Accrual of Shares to be Vested                                                           38            -              -
                                                                                       ------         ------         ------
  Balance - End of Year                                                               $  (497)       $   -          $   -
                                                                                       ======         ======         ======
Treasury Stock:
  Balance - Beginning of Year                                                         $   -          $   -          $   -
  Purchase of Shares                                                                      (35)           -              -
                                                                                       ------         ------         ------
  Balance - End of Year                                                               $   (35)       $   -          $   -
                                                                                       ======         ======         ======

The accompanying notes are an integral part of these financial statements.

                 CitiSave Financial Corporation and Subsidiary

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

              for the years ended December 31, 1996, 1995 and 1994


                                                                                     1996             1995           1994
                                                                                   --------         --------       --------
                                                                                               (In Thousands)
Cash Flows From Operating Activities:
   Net Income                                                                   $    430         $    835          $   500
   Adjustments to Reconcile Net Income
    to Net Cash Provided by (Used in)
    Operating Activities:
          Provision for Loan and Foreclosed
            Real Estate Losses                                                        35               20               10
          Gain on Sale of Foreclosed Real Estate                                     (11)             (26)             (30)
          Provision for Depreciation and
            Amortization                                                             119              111              213
          Other                                                                      250               55              -
          Provision for Deferred Income Taxes                                         (9)              33              -
          Loss on Sale of Property and Equipment                                     -                -                  4
          Increase (Decrease) in Minority
            Interest, Net                                                              3               12                1
          Stock Dividends on Federal Home Loan
            Bank Stock                                                               (22)             (22)             (17)
          Loans Originated for Sale                                               (8,377)          (5,467)          (4,293)
          Sale of Loans                                                            8,014            5,538            5,232
          Amortization (Accretion) of Securities
            Premiums (Discounts)                                                     (59)            (184)            (272)
          Changes in Assets and Liabilities:
            Decrease in Insurance Accounts
              Receivable                                                              14               76               36
            (Increase) Decrease in Accrued
              Interest Receivable                                                     31              (78)            (180)
            Increase in Other Assets                                                 (64)             (25)             (11)
            Increase (Decrease) in Accounts
              Payable                                                                (56)             (46)              26
            Increase in Accrued Expenses and
              Other Liabilities                                                      212               19              137
                                                                                 -------          -------          -------
                Net Cash Provided by Operating
                  Activities                                                         510              851            1,356
                                                                                 -------          -------          -------
Cash Flows From Investing Activities:
   Purchase of Premises and Equipment                                               (746)            (128)             (96)
   Proceeds from Sale of Premises and
       Equipment                                                                      48              -                 19
   Maturities of Investment Securities                                            16,690           17,750           22,800
   Purchase of Investment Securities                                             (13,364)         (12,303)         (24,609)
   Payments on Mortgage-Backed Securities                                            290              308              444

                                  (CONTINUED)

                                                                                1996             1995               1994
                                                                              --------         --------           --------
                                                                                            (In Thousands)
   Net (Increase) Decrease in Federal
       Funds Sold                                                                  2,350           (4,375)            (625)
   Redemption of Federal Home Loan
       Bank Stock                                                                   -                -                  62
   Loan Originations                                                             (17,128)         (17,995)          (8,973)
   Principal Repayments on Loans                                                  13,528           10,603            9,732
   Proceeds from Sale of Real Estate Owned                                            84               21               62
   Additions to Real Estate Owned                                                    (17)             (26)            -
                                                                                 -------          -------          -------
                Net Cash Provided by (Used in)
                  Investing Activities                                             1,735           (6,145)          (1,184)
                                                                                 -------          -------          -------
Cash Flows From Financing Activities:
   Return of Capital Distribution                                                 (1,929)            -                -
   Establishment of MRP                                                             (535)            -                -
   Unallocated ESOP Shares Return of Capital
       Distribution                                                                  100             -                -
   Purchase of Treasury Stock                                                        (35)            -                -
   Net Proceeds from the Issuance of Common
       Stock                                                                       -                8,366             -
   Dividends Paid on Common Stock                                                   (289)            (134)            -
   Net Increase (Decrease) in Demand
       Accounts, Ready Cash Accounts, and
     Passbook Savings Accounts                                                       831             (760)            (289)
   Net Increase (Decrease) in
     Certificates of Deposit                                                      (1,888)             714           (3,226)
   Decrease in Advances from Borrowers
     for Taxes and Insurance                                                         (17)              (1)             (50)
                                                                                 -------          -------          -------
                Net Cash Provided by (Used in)
                  Financing Activities                                            (3,762)           8,185           (3,565)
                                                                                 -------          -------          -------
Increase (Decrease) in Cash and
  Cash Equivalents                                                                (1,517)           2,891           (3,393)
Cash and Cash Equivalents - Beginning
  of Year                                                                          3,936            1,045            4,438
                                                                                 -------          -------          -------
Cash and Cash Equivalents - End of Year                                         $  2,419         $  3,936         $  1,045
                                                                                 =======          =======          =======
Supplemental Disclosures of Cash Flow
  Information:
       Cash Payments for:
          Interest Paid to Depositors                                           $  2,520         $  2,516         $  2,102
                                                                                 =======          =======          =======

          Income Taxes                                                          $    267         $    368         $    252
                                                                                 =======          =======          =======
Supplemental Schedules of Noncash
   Investing and Financing Activities:
       Transfers from Loans to Real
         Estate Acquired Through
          Foreclosure                                                           $     81         $    142         $   -
                                                                                 =======          =======          =======

       Real Estate Owned Sold as Loans                                          $   -            $    115         $     48
                                                                                 =======          =======          =======



The accompanying notes are an integral part of these financial statements.

                 CitiSave Financial Corporation and Subsidiary

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        December 31, 1996, 1995 and 1994

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

   Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of CitiSave Financial Corporation ("the Company") and its wholly owned subsidiary, Citizens Savings Association, F.A. ("the Association"), (formally Citizens Savings & Loan Association). Citizens Savings Association, F.A. has been consolidated with 665 Florida Street Corp. (formally CitiSave Financial Corp.) (the "Subsidiary"). 665 Florida Street Corp. has been consolidated with Roberts & Eastland (A Louisiana Partnership), of which it owns an 80% interest. Effective January 1, 1996, Roberts & Eastland joined another insurance agency to form Roberts, Eastland & Persac Insurance Agency, L.L.C. ("L.L.C.") with each member having a 50% interest. The activities of the L.L.C. were not significant during 1996. See Note 23 regarding disclosure of certain segment information. Roberts
   & Eastland is an insurance agency whose operation consists primarily of commissions and related expenses from the sale of insurance policies for various insurance companies. All significant intercompany transactions and balances are eliminated in consolidation. The minority interest's share of the net income of Roberts & Eastland has been properly reflected in these financial statements.

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

   Securities classified as held to maturity are those securities the Company and its subsidiary have both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by various methods approximating the interest method over their contractual lives.

   Securities classified as available for sale are those securities that the Company and its subsidiary intend to hold for an indefinite period of time but not necessarily to maturity. Securities classified as trading are those securities held for resale in anticipation of short-term market movements. The Company and its subsidiary had no securities classified as available for sale or trading at December 31, 1996 or 1995.

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

   Impaired loans are being accounted for in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", which was amended by Statement No. 118. The Statement generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

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

   Loan Origination Fees, Commitment Fees and Related Costs

   Loan fees and certain direct loan origination costs are accumulated and, if significant, are recognized as an adjustment to interest income using the level yield method over the contractual life of the loans, adjusted for estimated prepayments. No fees are deferred on loans that are sold. Commitment fees and costs relating to commitments, the likelihood of exercise of which is remote, are recognized over the commitment period on a straight-line basis if material. If the commitment is subsequently exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

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

   Pension Benefits

   The Association had a noncontributory defined benefit retirement plan which covered substantially all employees who qualified as to age and length of service. The benefits were based on each employee's years of service and an employee's average monthly compensation. An employee became fully vested upon completion of 5 years of qualifying service. The Association's funding policy was to make the minimum annual contribution that was required by actuarial calculations subject to Internal Revenue Service limitations. The Plan was terminated during 1996.

   Reclassifications

   Certain reclassifications have been made to the prior year's financial statements in order to conform to current reporting practices. The reclassifications have no effect on total assets or net earnings as previously reported.

   Earnings Per Common Share

   The computation of earnings per share and other per share amounts of common stock is based on the weighted average number of shares of common stock outstanding during the year, which is 931,633 shares for 1996. In 1996, the weighted average number of shares excludes shares held by the Employee Stock Ownership Plan which have not been committed to be released. The Company's stock issuance took place on July 14, 1995 and earnings per share numbers for periods prior to the quarter ended September 30, 1995 were not considered meaningful.

   Current Accounting Developments -

   SFAS No. 122, "Accounting for Mortgage Servicing Rights", amends SFAS No.
   65. This statement requires that a mortgage banking enterprise assess its capitalized mortgage servicing rights for impairment based on the fair value of those rights. This statement applies prospectively in fiscal years beginning after December 15, 1995. The Association has addressed the potential future impact of the application of this statement, and considers it to be immaterial.

   SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The statement generally requires that after a transfer of financial assets, an entity would recognize all financial assets and servicing it controls and liabilities it has incurred, and would not recognize financial assets when control has been surrendered or liabilities when they have been extinguished. The Association has addressed the potential future impact of the application of this statement, and considers it to be immaterial.

Note 2 - Reorganization and Change of Corporate Form -

   In July 1995, Citizens Savings and Loan Association (Citizens) completed its reorganization into a federally chartered stock savings and loan association whereby Citizens (I) converted its charter to a federal stock savings and loan association known as Citizens Savings Association, F.A., and (ii) concurrently issued all of its outstanding capital stock to the newly formed holding company, CitiSave Financial Corporation (the Company). As part of the Reorganization, which was accounted for under the pooling of interests method of accounting, the Company issued 964,707 shares of common stock, 77,177 shares of which were acquired by its Employee Stock Ownership Plan, and the Association issued 1,000 shares of $.01 par value common stock to the Company. The 1994 financial statements contained herein are those of the Association as the predecessor entity.

Note 3 - Securities -

   The amortized cost and fair values of securities being held to maturity as of December 31, 1996 and 1995 are summarized as follows:

                                                                                        1996
                                                     ------------------------------------------------------------------------
                                                                           GROSS                  GROSS
                                                      AMORTIZED          UNREALIZED             UNREALIZED             FAIR
                                                        COST               GAINS                  LOSSES              VALUE
                                                     -----------        -----------            -----------          ---------
                                                                                  (In Thousands)
Investment Securities:
  U.S. Treasury Securities                             $  2,982              $     12              $     (1)          $  2,993
  Securities of Other
    U.S. Government Agencies                             16,272                    55                   (91)            16,236
                                                        -------               -------               -------            -------
                                                         19,254                    67                   (92)            19,229
                                                        -------               -------               -------            -------
Mortgage-Backed Securities:
   FHLMC                                                    159                    13                  -                   172
   FNMA                                                     424                  -                      (13)               411
   GNMA                                                   1,692                    18                  -                 1,710
                                                        -------               -------               -------            -------
                                                          2,275                    31                   (13)             2,293
                                                        -------               -------               -------            -------
                                                       $ 21,529              $     98              $   (105)          $ 21,522
                                                        =======               =======               =======            =======






                                  (CONTINUED)

                                                                                   1995
                                                   ----------------------------------------------------------------------------
                                                                              GROSS               GROSS
                                                     AMORTIZED             UNREALIZED           UNREALIZED             FAIR
                                                       COST                   GAINS               LOSSES               VALUE
                                                   -----------            -----------           -----------          ---------
                                                                                   (In Thousands)
Investment Securities:
  U.S. Treasury Securities                             $  5,484              $     55              $   -              $  5,539
  Securities of Other U.S.
    Government Agencies                                  17,037                  -                      (51)            16,986
                                                        -------               -------               -------            -------
                                                         22,521                    55                   (51)            22,525
                                                        -------               -------               -------            -------

Mortgage-Backed Securities:
  FHLMC                                                     188                    13                  -                   201
  FNMA                                                      497                  -                       (6)               491
  GNMA                                                    1,880                     3                  -                 1,883
                                                        -------               -------               -------             ------
                                                          2,565                    16                    (6)             2,575
                                                        -------               -------               -------            -------
                                                       $ 25,086              $     71              $    (57)          $ 25,100
                                                        =======               =======               =======            =======


   Included in the category of Securities of Other U.S. Government Agencies at December 31, 1996 and 1995 are structured notes with a par value of $4.5 million and $5.5 million, respectively. At December 31, 1996 and 1995, the securities have an amortized cost of $4.5 million and $5.5 million and a fair value of $4.5 million and $5.4 million, respectively. Structured notes consist of step-up notes, adjustable rate notes that are not subject to interest rate caps which adjust monthly based on the 11th District Cost of Funds index minus 17.5 to 35 basis points, and adjustable rate notes that are subject to interest rate caps which adjust based on the 90 day U.S. Treasury Bill plus a specified margin. The step-up notes have interest rates that are scheduled to increase by predetermined amounts on pre-determined dates, and are callable at par on each date the interest rate is scheduled to increase. Management understands the risks associated with these types of instruments. Management has all securities mentioned above classified as held to maturity.

   The amortized cost and fair values of securities being held to maturity as of December 31, 1996 by contractual maturity are shown below. Maturities may differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.

                                                                                      AMORTIZED                FAIR
                                                                                         COST                  VALUE
                                                                                      ----------            ----------
                                                                                               (In Thousands)
       Within One Year                                                                 $   12,586            $   12,546
       One to Five Years                                                                    6,668                 6,683
                                                                                        ---------             ---------
                                                                                       $   19,254            $   19,229
                                                                                        =========             =========

   Securities being held to maturity with a carrying amount of $500,000 at December 31, 1996 and 1995, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

   There were no sales of securities during 1996, 1995 or 1994.

   The Association has invested in FHLB stock which is reflected at cost which approximates market.

Note 4 - Loans Receivable -

   Loans receivable at December 31, 1996 and 1995 consisted of the following:


                                                                                         1996                 1995
                                                                                      ----------           ----------
                                                                                             (In Thousands)
       First Mortgage Loans (Principally
        Conventional):
             Principal Balances:
                Secured by One-To-Four-Family
                  Residences                                                              $ 37,270           $ 33,812
                Secured by Other Properties                                                  3,875              4,623
                Construction Loans                                                           2,411              2,601
                                                                                            ------             ------
                                                                                            43,556             41,036
       Less:
                Unearned Discounts                                                            (282)              (363)
                Undisbursed Portion of
                  Construction Loans                                                        (1,536)            (1,915)
                Deferred Loan Fees                                                            (157)              (142)
                                                                                           -------            -------
                    Total First Mortgage Loans                                              41,581             38,616
                                                                                           -------            -------
       Consumer and Other Loans:
         Principal Balances:
             Automobile                                                                        761                597
             Home Equity and Second Mortgage                                                   485                756
             Commercial                                                                        787                770
             Loans on Deposits                                                                 535                553
             Other                                                                           1,105                500
                                                                                            ------            -------
                    Total Consumer and Other Loans                                           3,673              3,176
                                                                                            ------            -------
                    Total All Loans                                                         45,254             41,792

          Less:  Allowance for Loan Losses                                                     (61)               (82)
                                                                                           -------            -------
                                                                                            45,193             41,710
          Loans Held for Sale                                                                  363               -
                                                                                           -------            -------
                Net Loans                                                                 $ 45,556           $ 41,710
                                                                                           =======            =======

   Following is a summary of the activity in the allowance for loan losses:

                                                                                    1996           1995             1994
                                                                                  --------       --------         --------
                                                                                              (In Thousands)
       Balance at Beginning of Year                                               $     82         $    139         $    129
          Provision for Loan Losses                                                     35                1               10
          Charged-Off Loans                                                            (56)             (58)            -
          Recoveries of Loans                                                         -                -                -
                                                                                   -------          -------          -------
       Balance at End of Year                                                     $     61         $     82         $    139
                                                                                   =======          =======          =======

   The Association had non-performing loans contractually past due 90 days or more totaling approximately $171,000 and $118,000 at December 31, 1996 and 1995, respectively. The Association recognized $9,000 and $12,000 in interest income relating to these loans during the years ended December 31, 1996 and 1995, respectively. Had the loans been performing, approximately $7,000 and $5,000 of additional interest income would have been recognized for the years ended December 31, 1996 and 1995, respectively.

   Impairment of loans having recorded investments of $171,000 at December 31, 1996 has been recognized in conformity with SFAS No. 114 as amended by SFAS No. 118. The total allowance for loan losses related to these loans was $20,000.

   The Association is permitted to make extensions of credit to its officers
   and directors in the ordinary course of business.   The loans are made on
   substantially the same terms as those prevailing at the time for comparable loans with other parties. The total of such indebtedness outstanding at December 31, 1996 and 1995 for officers, directors and their associates was $517,000 and $510,000, respectively. An analysis of the aggregate of these loans for 1996 is as follows:

                                                                               (In Thousands)
            Balance - Beginning of Year                                              $ 510
              New Loans                                                                171
               Repayments                                                             (164)
                                                                                      ----
            Balance - End of Year                                                    $ 517
                                                                                      ====

Note 5 - Loan Servicing -

   Mortgage loans serviced for others are not included in the accompanying Consolidated Statements of Financial Condition. The unpaid principal balances of these loans serviced for FHLMC at December 31, 1996, 1995 and 1994 amounted to $1.2 million, $1.8 million and $2.2 million, respectively.

   Custodial escrow balances maintained in connection with the foregoing loan servicing were approximately $4,000, $6,000 and $7,000 at December 31, 1996, 1995 and 1994, respectively.

Note 6 - Accrued Interest Receivable -

   Accrued interest receivable at December 31, 1996 and 1995 is summarized as follows:

                                                                                              1996                1995
                                                                                            ----------         ----------
                                                                                                   (In Thousands)
          Securities                                                                        $    302             $    363
          Loans Receivable                                                                       198                  168
                                                                                             -------              -------
                                                                                            $    500             $    531
                                                                                             =======              =======

Note 7 - Foreclosed Real Estate -

   Activity in the allowance for losses on foreclosed real estate is as follows:

                                                                                   1996            1995            1994
                                                                                --------          --------       --------
                                                                                                (In Thousands)
  Balance at Beginning of Year                                                    $     19         $   -            $   -
       Provision Charged to Income                                                    -                  19             -
       Charge-offs, Net of Recoveries                                                  (19)            -                -
                                                                                   -------          -------          -------
  Balance at End of Year                                                          $   -            $     19         $   -
                                                                                   =======          =======          =======

Note 8 - Premises and Equipment -

   Premises and equipment at December 31 are summarized as follows:

                                                                                             1996                  1995
                                                                                           ---------             ---------
                                                                                                    (In Thousands)
       Cost:
          Land                                                                              $    680              $    492
          Buildings                                                                            1,512                 1,163
          Autos                                                                                   79                    77
          Furniture, Fixtures and Equipment                                                      826                   889
                                                                                             -------               -------
                                                                                               3,097                 2,621
          Less:  Accumulated Depreciation                                                     (1,131)               (1,252)
                                                                                             -------               -------
                                                                                            $  1,966              $  1,369
                                                                                             =======               =======


   The provision for depreciation charged to operating expenses was $102,000, $83,000 and $92,000, respectively, for the years ended December 31, 1996, 1995 and 1994.

Note 9 - Short-Term Borrowings -

   The Association has an outstanding line of credit with First National Banker's Bank in the amount of $2.5 million. No funds were drawn on this line during the year ended December 31, 1996.

   The Association has, in conjunction with the ownership of FHLB Stock, an unused line of credit in the amount of $7.6 million with the Federal Home Loan Bank of Dallas. Although this line of credit is available, management has no intentions of drawing from it.

Note 10 - Deposits -

   Deposits at December 31 are summarized as follows:

                                                 1996                                               1995
                                    ----------------------------------------        -----------------------------------------
                                    WEIGHTED                                        WEIGHTED
                                    AVERAGE                                         AVERAGE
                                     RATE                  AMOUNT         %           RATE              AMOUNT          %
                                    --------             ---------     -----        --------           ---------      -------
                                                                      (Dollars in Thousands)
Demand and NOW
  Accounts*                            1.43%             $  9,300        15.1%         1.19%            $  7,724         12.4%
Ready Cash
  Accounts                             2.05%                5,828         9.5          2.10%               6,293         10.1
Passbook Savings                       1.97%                6,160        10.0          1.96%               6,523         10.4
                                                          -------       -----                            -------        -----
                                                           21,288        34.6                             20,540         32.9
                                                          -------       -----                            -------        -----
Certificates of Deposit:
  2.00-3.00%                           2.33%                  319          .5%         2.35%                 141           .2%
   3.01-4.00%                          3.94%                1,207         2.0          3.95%               1,517          2.4
   4.01-5.00%                          4.56%               19,145        31.2          4.53%              18,577         29.7
   5.01-6.00%                          5.45%               12,176        19.8          5.52%              13,246         21.2
   6.01-7.00%                          6.65%                5,675         9.2          6.61%               6,632         10.6
   7.01-8.00%                          7.36%                1,257         2.0          7.38%               1,449          2.3
   greater than or equal to  8.01%     8.49%                  390          .7          8.62%                 412           .7
                                                          -------       -----                            -------        -----
                                                           40,169        65.4%                            41,974         67.1%
                                                          -------       -----                            -------        -----
                                                         $ 61,457       100.0%                          $ 62,514        100.0%
                                                          =======       =====                            =======        =====

   *Includes noninterest-bearing deposits of $3.3 million at December 31, 1996 and $4.4 million at December 31, 1995.

   The aggregate amount of demand accounts, savings accounts and certificates of deposit with a minimum balance of $100,000 was approximately $8.7 million at December 31, 1996 and $8.9 million at December 31, 1995. Deposit accounts are insured by the SAIF to a maximum of $100,000 for each insured member.

   A summary of savings certificates by maturity at December 31, 1996 and 1995 is as follows:

                                                                 1996                 1995
                                                               ----------          ----------
                                                                       (In Thousands)
                     1996                                        $   -              $ 27,628
                     1997                                          27,774              8,623
                     1998                                           7,331              1,822
                     1999                                           2,295              1,550
                     2000                                           1,456              1,288
                     2001                                             328               -
                   Thereafter                                         985              1,063
                                                                  -------            -------
                                                                 $ 40,169           $ 41,974
                                                                  =======            =======

   Interest expense on deposits is summarized as follows:

                                                                                  1996            1995              1994
                                                                                -------         --------          --------
                                                                                             (In Thousands)
          Demand Accounts                                                      $    127         $    120         $    123
          Ready Cash Accounts                                                       132              144              166
          Passbook Savings                                                          122              146              155
          Certificates of Deposits                                                2,146            2,102            1,660
                                                                                -------          -------          -------
                                                                               $  2,527         $  2,512         $  2,104
                                                                                =======          =======          =======

Note 11 - Pension Plan -

   The following table sets forth the plan's funded status and amounts recognized in the Company's financial statements at December 31:

                                                                                                                    1995
                                                                                                                   --------
                                                                                                                (In Thousands)
       Actuarial Present Value of Benefit
         Obligations:
           Accumulated Benefit Obligation:
               Vested                                                                                               $    729
               Nonvested                                                                                                 107
                                                                                                                     -------
                                                                                                                         836
       Effect of Projected Future Obligation                                                                          238
                                                                                                                     -------
       Projected Benefit Obligation for
          Service Rendered To Date                                                                                     1,074
       Plan Assets at Fair Value                                                                                         967
                                                                                                                     -------
       Projected Benefit Obligation in
          Excess of Plan Assets                                                                                         (107)
       Unrecognized Net Loss                                                                                             148
       Unrecognized Net Transition Amount                                                                                 31
                                                                                                                     -------
           Prepaid Pension Benefit                                                                                  $     72
                                                                                                                     =======

   Plan assets were primarily invested in U.S. Treasury Securities, U.S. Government Agencies and Mortgage-Backed Securities.

   The components of net pension expense for the years ended December 31, are as follows:

                                                                              1996               1995              1994
                                                                             --------          --------          --------
                                                                                         (In Thousands)
          Service Cost-Benefits Earned During
            the Period                                                         $     16         $     40         $     41
          Interest Cost on Projected Benefit
            Obligation                                                             -                  70               63
          Actual Return on Plan Assets                                             -                 (83)             (18)
          Net Amortization and Deferral                                            -                  23              (41)
                                                                                -------          -------          -------
             Net Pension Expense                                               $     16         $     50         $     45
                                                                                =======          =======          =======

       Assumptions used to develop the net periodic pension cost were:

                                                                               1996               1995            1994
                                                                              --------          --------        --------
        Discount Rate                                                          7.50%             7.50%           7.25%
        Expected Long-Term Rate
          of Return on Assets                                                  8.00%             8.00%           8.00%
        Rate of Increase In
          Compensation Levels                                                  4.00%             4.00%           4.00%

   As of March 31, 1996, the Association terminated the defined benefit pension plan. Upon termination, employees either received a cash distribution or an annuity contract was purchased for the employees' accumulated benefits. The distribution of all plan assets was completed at December 31, 1996.

Note 12 - Income Taxes -

   The Company, Association and Subsidiary each file a separate federal income tax return on a calendar-year basis. In addition, state income tax returns are filed individually by the Company in accordance with state statutes.
   The reserve method of accounting for bad debt utilized by qualified thrift institutions pursuant to Code Section 593 was repealed for tax years beginning after December 31, 1995. Savings institutions are no longer permitted to make additions to their tax bad debt reserve under the percentage of taxable income method. Such institutions are permitted to use the experience method in lieu of deducting bad debts only as they occur.
   The $87,000 of excess reserves of the Association will be taken into account ratably over the six-year period beginning with the current year. This change in accounting method and reversal of excess bad debt reserves is adequately provided for in the Association's deferred tax liability.

   The components of consolidated income tax expense are:

                                                                               1996             1995            1994
                                                                             --------         --------        --------
                                                                                           (In Thousands)
        Provision for Current Taxes                                            $    225         $    385         $    334
        Provision (Credit) for Deferred
            Taxes                                                                    (9)              33             -
                                                                                -------          -------          -------
                                                                               $    216         $    418         $    334
                                                                                =======          =======          =======

   Total income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent in 1996, 1995 and 1994 to income before income taxes as a result of the following:

                                                                                1996           1995              1994
                                                                              --------       --------           --------
                                                                                        (Dollars in Thousands)
       Expected Income Tax Expense at
          Federal Tax Rate                                                     $    233        $    424          $    296
       Amortization of Goodwill                                                       6               6                40
       Bad Debt                                                                    -               -                  (30)
       Other - Net                                                                  (23)            (12)               28
                                                                                -------         -------           -------
          Total Income Tax Expense                                             $    216        $    418          $    334
                                                                                =======         =======           =======
       Effective Tax Rate                                                          33.4%           33.4%             40.0%
                                                                                =======         =======           =======

   The deferred tax provision (credit) consists of the following timing differences:


                                                                                1996            1995            1994
                                                                             --------         --------         --------
                                                                                             (In Thousands)
   Difference in Tax Bad Debt Deduction                                        $      2        $     28          $   -
   Depreciation for Tax Purposes in
       Excess of Book                                                                 3               2                 4
   Dividends/Redemptions on FHLB Stock                                                8               7              -
   Retirement Expense                                                                (1)             (4)               (4)
   ESOP Expense                                                                     (21)           -                 -
                                                                                --------        -------           -------
                                                                               $     (9)       $     33          $   -
                                                                                =======         =======           =======


   A deferred income tax liability of $151,000 and $160,000 is included in the liabilities section of the Statements of Condition at December 31, 1996 and 1995, respectively.

   The net deferred tax liability consists of the following components at December 31, 1996, 1995 and 1994:


                                                                                1996            1995             1994
                                                                               --------        --------        --------
                                                                                             (In Thousands)
          Depreciation                                                         $    108        $    105          $    103
          FHLB Stock                                                                 47              39                32
          Retirement Expense                                                        (13)            (12)               (8)
          Provision for Loan Losses                                                  30              28              -
          ESOP Expense                                                              (21)           -                 -
                                                                                -------         -------           -------
                                                                               $    151        $    160          $    127
                                                                                =======         =======           =======


   Retained earnings at December 31, 1996 and 1995 include approximately $1 million at each date for which no deferred federal income tax liability has been recognized. These amounts represent an allocation of income to bad debt deductions for tax purposes only.

Note 13 - Regulatory Capital Requirements -

   Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), the Association is required by law to maintain (i) core capital equal to at least 3% of adjusted total assets, (ii) tangible capital equal to at least 1.5% of adjusted total assets, and (iii) total capital equal to at least 8.0% of risk-weighted assets.

   The following is a reconciliation of GAAP capital to regulatory capital for the Association at December 31, 1996:


                                                                  TANGIBLE              CORE                RISK-BASED
                                                                   CAPITAL             CAPITAL                CAPITAL
                                                                 -----------         -----------            ----------
                                                                                (Dollars in Thousands)
   GAAP Capital                                                  $   10,563            $   10,563            $   10,563

   Additional Capital Items:
       General Valuation Allowances                                   -                     -                        61
                                                                  ---------             ---------             ---------

   Regulatory Capital - Computed                                     10,563                10,563                10,624

   Minimum Capital Requirement                                        1,114                 2,227                 2,819
                                                                  ---------             ---------             ---------

   Regulatory Capital - Excess                                   $    9,449            $    8,336            $    7,805

                                                                  =========             =========             =========
   Regulatory Capital as a
       Percentage                                                    14.23%                 14.23%                30.15%

   Minimum Capital Required as
       a Percentage                                                  1.50                    3.00                  8.00
                                                                    -----                   -----                 -----

   Regulatory Capital as a
       Percentage in Excess of
       Requirements                                                 12.73%                  11.23%                22.15%
                                                                    =====                   =====                 =====


   Based on these capital ratios, the Association meets the criteria for a "well capitalized" institution at December 31, 1996. The Association's management believes that under the current regulations, the Association will continue to meet its minimum capital requirements in the foreseeable future. However, events beyond the control of the Association, such as increased interest rates or a downturn in the economy in the Association's area, could adversely affect future earnings and consequently, the ability of the Association to continue to exceed its future minimum capital requirements.

Note 14 - Employee Stock Ownership Plan -

   The Company sponsors a leveraged employee stock ownership plan (ESOP) that covers all employees who have completed one year of service and have attained age 21. The Company makes contributions to the ESOP to fund the ESOP's debt service. All dividends received by the ESOP are used to pay debt service. As the debt is repaid, shares are released from collateral and allocated to active employees, based on the proportion of debt service paid in the year.

   The note payable referred to in the preceding paragraph requires quarterly principal payments plus interest at 8.5%. Future principal payments are due as follows:





                                  (CONTINUED)

       During the year ending December 31:

                                                                                     (In Thousands)
       1997                                                                                $   67
       1998                                                                                    72
       1999                                                                                    79
       2000                                                                                    86
       2001                                                                                    93
       Due thereafter                                                                         202
                                                                                            -----
                                                                                           $  599
                                                                                            =====

   The Company accounts for the ESOP in accordance with Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." Accordingly, the debt of the ESOP is recorded as debt of the Association and the shares pledged as collateral are reported as unearned compensation in equity. The Company's loan asset and the Association's debt liability eliminates in consolidation. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares and the shares become outstanding for earnings-per-share computations. Dividends on allocated ESOP shares are recorded as a reduction of retained earnings; dividends on unallocated ESOP shares are recorded as a reduction of debt and accrued interest. ESOP compensation expense was $212,000 and $54,000 for the years ended December 31, 1996 and 1995, respectively.

   Shares of the Company held by the ESOP at December 31, 1996 and 1995 are as follows:

                                                                                        1996                    1995
                                                                                    -----------             -----------
                                                                                                (In Thousands)
       Allocated shares                                                                      19                     -
       Shares released for allocation                                                       -                         4
       Unreleased shares                                                                     58                      73
                                                                                         ------                  ------
                                                                                             77                      77
                                                                                         ======                  ======
       Fair value of unreleased shares                                                   $  815                  $1,070
                                                                                         ======                  ======

Note 15 - Stock Option and Management Recognition Plans

   Stock Option Plans -

   The Company instituted two stock option plans during 1996. Under the 1996 Directors' Stock Option Plan, the Company may grant options to its non-employee directors up to 28,941 shares of common stock. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years. Ninety percent of the options were granted on the date the Plan was approved by the stockholders of the Company, which was July 23, 1996. The remaining 2,901 shares will be granted after one year. The options become exercisable after six months from the grant date. Under the 1996 Key Employee Stock

   Compensation Program, the Company may grant both incentive and compensatory options to its officers and key employees for up to 67,529 shares of common stock. The exercise price of each option equals the market price of the Company's stock on the date of grant and an option's maximum term is 10 years for incentive options and 10 years and one month for compensatory options. Options are granted and vest at the discretion of the Program Administrators. The weighted average remaining contractual life of the granted options is 9.6 years.

   At December 31, 1996, shares available for grant under the 1996 Directors' Stock Option Plan and the 1996 Key Employee Stock Compensation Program amounted to 2,901, and 6,962, respectively.

   Management Recognition Plan -

   The Company instituted a Management Recognition Plan during 1996. Under the Plan, the Company may grant awards to its officers and key employees up to 38,588 shares of common stock. The awards are allocated at the discretion of the Compensation Committee. Shares vest at the rate of 20% on each annual anniversary date. At December 31, 1996, 32,847 shares were granted and 5,741 shares remain available for grant.

   The tables below summarize the activity in the Plans during 1996.

                     **1996 Directors' Stock Option Plan**

                                                                                          NON -              PRICE
                                                                       INCENTIVE       QUALIFIED           PER SHARE
                                                                       ---------       ---------           -----------
   Outstanding, December 31, 1995                                          -               -                 $  -

   Granted                                                                 -             26,040               13.875
   Exercised                                                               -               -
                                                                         ------          ------
   Outstanding, December 31, 1996                                          -             26,040               13.875
                                                                         ======          ======

   Exercisable, December 31, 1996                                          -               -                    -
                                                                         ======          ======




                **1996 Key Employee Stock Compensation Program**

                                                                                         NON -               PRICE
                                                                       INCENTIVE       QUALIFIED            PER SHARE
                                                                       ---------       ---------           -----------
   Outstanding, December 31, 1995                                          -               -                 $  -

   Granted                                                               38,364          22,203               13.875
   Exercised                                                               -               -                    -
                                                                        -------          ------
   Outstanding, December 31, 1996                                        38,364          22,203               13.875
                                                                        =======          ======

   Exercisable, December 31, 1996                                        38,364          22,203                 -
                                                                        =======          ======

                        **Management Recognition Plan**


                                                                                                                SHARES
                                                                                                               --------
   Outstanding, December 31, 1995                                                                                  -

   Granted                                                                                                       32,847
   Vested                                                                                                          -
                                                                                                                 ------
   Outstanding, December 31, 1996                                                                                32,847
                                                                                                                 ======

   Vested, December 31, 1996                                                                                       -
                                                                                                                 ======


   The Company applies APB Opinion 25 and related interpretations in accounting for its stock option and management recognition plans. Accordingly, no compensation cost has been recognized for its stock-based compensation plans. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value on the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the proforma amounts indicated below:

                                                                     (In Thousands)
       Net Income        As Reported                                      $ 430
                         Proforma                                         $ 364

       Primary Earnings
         Per Share       As Reported                                      $ .46
                         Proforma                                         $ .39

   Compensation cost recognized under SFAS No. 123, was established using the Black-Scholes model with the following assumptions: dividend yield of 4 percent, an expected life of the options of 1 year, expected volatility of 19 percent and risk-free interest rate of 5.56 percent.

Note 16 - Dividends and Earnings Per Share -

   During 1996, the Company declared dividends of $.075 per share to be paid to shareholders of record on March 15, 1996, June 15, 1996 and September 15, 1996 and $.10 per share to be paid to shareholders of record on December 15, 1996. The dividends were paid to shareholders on March 31, 1996, June
   30, 1996, September 30, 1996 and December 31, 1996, respectively.

   The Company also declared a special distribution of $2.00 per share to shareholders of record on June 15, 1996. The special distribution was paid on June 28, 1996. This special distribution was authorized by a favorable private letter ruling received from the Internal Revenue Service whereby the portion of the quarterly dividends and special distribution which exceeds the amount of the current or accumulated earnings and profits of Citisave Financial Corporation for 1996, the taxable year of the dividends and distribution, is not a dividend, and will reduce the shareholders adjusted basis in the stock of Citisave Financial Corporation. The amount of the dividends and distribution which has been determined to be nontaxable amounts to $2.30 per share.

Note 17 - SAIF Assessment -

   The deposits of the Association are currently insured by the SAIF, which is a federal deposit insurance fund that covers SAIF member institutions. On September 30, 1996, legislation was passed which required all SAIF member institutions to pay a one-time special assessment to recapitalize the SAIF. The one-time special assessment for the Association amounted to $414,000. Net of related tax benefits the one-time special assessment amounted to $273,000 or $.29 per share. The payment of such special assessment had the effect of immediately reducing the Association's capital by such amount. Nevertheless, the assessment did not have a material adverse effect on the Company.

Note 18 - Other Noninterest Expense -

   Other noninterest expense amounts are summarized as follows for the years ended December 31:

                                                                                 1996             1995             1994
                                                                               --------         --------         --------
                                                                                              (In Thousands)
          Advertising                                                          $     89         $     45         $     77
          Goodwill Amortization                                                      17               17              124
          Other                                                                     255              106              128
                                                                                -------          -------          -------
                                                                               $    361         $    168         $    329
                                                                                =======          =======          =======

Note 19 - Off-Balance Sheet Instruments -

   The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the Statement of Financial Condition.

   The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as they do for on-balance sheet instruments.

   In the normal course of business, the Association has made commitments to extend credit of $3.9 million at December 31, 1996. This amount includes unfunded loan commitments aggregating $3.0 million and undisbursed lines of credit of $902,000.

   The Association has entered into agreements with third parties to sell loans that it originates. The Association may be required to repurchase a loan if it is in violation of certain representations and warranties during a specified period of time as stated in the agreement. The total amount of loans originated and sold to these parties that may be subject to repurchase amounted to $1.5 million and $3.1 million at December 31, 1996 and 1995, respectively. At December 31, 1996 no loans were required to be repurchased.

Note 20 - Fair Value of Financial Instruments -

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

   The estimated approximate fair values of the Association's financial instruments as of December 31, 1996 and 1995 are as follows:

                                                                                1996                           1995
                                                                       ----------------------         -----------------------
                                                                       CARRYING        FAIR           CARRYING         FAIR
                                                                        AMOUNT         VALUE           AMOUNT          VALUE
                                                                       --------      --------         --------       --------
                                                                                          (In Thousands)
    Financial Assets:
      Cash, Short-Term Investments
        and Federal Funds Sold                                        $  5,069       $  5,069         $  8,936        $  8,936
      Securities Held to Maturity                                       21,909         21,902           25,444          25,458
      Loans - Net                                                       45,193         44,988           41,710          41,803
                                                                       -------        -------          -------         -------

                                                                      $ 72,171       $ 71,959         $ 76,090        $ 76,197
                                                                       =======        =======          =======         =======
    Financial Liabilities:
      Deposits                                                        $ 61,457       $ 61,222         $ 62,514        $ 62,142
                                                                       =======        =======          =======         =======

Note 21 - Related Party Transactions -

   The Association has an outstanding note receivable from 665 Florida Street Corp. The balance on the note is $683,000 and $735,000 at December 31, 1996 and 1995, respectively. The interest rate charged is currently prime plus 1% on the outstanding principal balance at the end of the month.

   The Association leases office space to Roberts & Eastland. The lease is for a twelve month period and is renewed annually. Rent income for the years ended December 31, 1996, 1995 and 1994 amounted to $47,000 for each year.

   The ESOP borrowed $772,000 from the Company in order to acquire shares of the Company's stock (See Note 14). The dividends received from the Company on these shares are used to repay the debt. The balance of this note payable at December 31, 1996 and 1995 is $599,000 and $744,000,
   respectively. Dividends to the ESOP totaled $31,000 and $11,000 for the years ended December 31, 1996 and 1995, respectively. In addition, a special return of capital cash distribution which totaled $154,000 was paid to the ESOP during 1996. See Note 16 for further discussion.

Note 22 - Contingencies -

   In the normal course of business, the Association is involved in various legal proceedings. In the opinion of management, and counsel, any liability resulting from such proceedings would not have a material adverse effect on the Association's financial statements.

Note 23 - Concentrations of Credit -

   The Association's business activities are primarily with customers in the Association's market area, which is East Baton Rouge Parish. The majority of such customers are depositors of the Association. The concentrations of credit by type of loan are shown in Note 3. The Association generally originates single-family residential loans within its primary lending area.

Note 24 - Segment Information -

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

   Certain financial information concerning the Company, the Association and its subsidiary operations are as follows:

                                             COMPANY          ASSOCIATION         SUBSIDIARY         ELIMINATIONS        TOTALS
                                             -------          -----------         ----------         ------------        -------
                                                                                (In Thousands)
Year ended December 31,
1996:
   Total Interest Income                        $   165            $ 5,389           $     8           $    (41)          $ 5,521
   Total Interest Expense                           -                2,569                64               (106)            2,527
   Provision for Loan Losses                        -                   35              -                  -                   35
   Noninterest Income                               418                638               724               (581)            1,199
   Noninterest Expense                              130              2,854               535                (47)            3,472
   Income Taxes                                      23                151                42               -                  216
   Minority Interest in
       Subsidiary                                   -                  -                 (40)              -                  (40)
                                                 ------             ------            ------            -------            ------
         Net Income                             $   430            $   418           $    51           $   (469)          $   430
                                                 ======             ======            ======            =======            ======



                                  (CONTINUED)

                                              COMPANY           ASSOCIATION        SUBSIDIARY      ELIMINATIONS          TOTALS
                                              -------           -----------        ----------      ------------          -------
                                                                                 (In Thousands)
   Depreciation and
   Amortization                                 $   -             $     92           $    10           $   -              $   102
                                                 ======             ======            ======            =======            ======
   Property and Equipment
   Acquisitions                                 $   -             $    740           $    36           $   -              $   776
                                                 ======             ======            ======            =======            ======
December 31, 1996:
  Total Assets                                  $12,276           $ 74,159           $   371           $(11,520)          $75,286
                                                 ======             ======            ======            =======            ======

Year ended December 31,
1995:
  Total Interest Income                         $    88           $  5,164           $     8           $    (30)          $ 5,230
   Total Interest Expense                           -                2,546                72               (102)            2,516
   Provision for (Recovery
       of) Loan Losses                              -                    1              -                  -                    1
   Noninterest Income                               775                608               690               (934)            1,139
   Noninterest Expense                               12              2,081               516                (47)            2,562
   Income Taxes                                      16                369                33               -                  418
   Minority Interest in
       Subsidiary                                   -                 -                  (37)              -                  (37)
                                                 ------            -------            ------            -------           -------
         Net Income                             $   835           $    775           $    40           $   (815)         $    835
                                                 ======            =======            ======            =======           =======
   Depreciation and
    Amortization                                $   -             $    101           $    10           $   -             $    111
                                                 ======            =======            ======            =======           =======
   Property and Equipment
     Acquisitions                               $   -             $     90           $     6           $   -             $     96
                                                 ======            =======            ======            =======           =======
December 31, 1995:
    Total Assets                                $ 9,112           $ 76,063           $   551           $ (7,508)         $ 78,218
                                                 ======            =======            ======            =======           =======

Year ended December 31,
1994:
  Total Interest Income                                           $  4,541           $     6           $    (61)         $  4,486
   Total Interest Expense                                            2,104                61                (61)            2,104
   Provision for (Recovery
       of) Loan Losses                                                  10              -                  -                   10
   Noninterest Income                                                  293               666                 13               972
   Noninterest Expense                                               1,925               595                (47)            2,473
   Income Taxes                                                        295                39               -                  334
   Minority Interest in
       Subsidiary                                                     -                  (37)              -                  (37)
                                                                   -------            ------            -------           -------
         Net Income                                               $    500           $   (60)          $     60          $    500
                                                                   =======            ======            =======           =======





                                  (CONTINUED)

                                                              ASSOCIATION          SUBSIDIARY        ELIMINATIONS        TOTALS
                                                              -----------          ----------        ------------        -------
                                                                                 (In Thousands)
   Depreciation and
    Amortization                                                  $     81           $   132           $   -             $    213
                                                                   =======            ======            =======           =======
   Property and Equipment
     Acquisitions                                                 $     96           $  -              $   -             $     96
                                                                   =======            ======            =======           =======

December 31, 1994:
    Total Assets                                                  $ 68,975           $   397           $   (247)         $ 69,125
                                                                   =======            ======            =======           =======

Note 25 - Financial Information - Parent Company Only -

   The financial statements for CitiSave Financial Corporation (Parent Company) are presented below:




                                BALANCE SHEET

                          December 31, 1996 and 1995


                                                                                         1996                1995
                                                                                       ---------           ---------
                                                                                              (In Thousands)
       Assets:
          Cash                                                                           $     55           $  1,686
          Investment Securities                                                             1,000              1,994
          Investment in Subsidiary                                                         11,145             10,538
          Due from Subsidiary                                                                  38                 35
          Other Assets                                                                         38                 52
                                                                                          -------            -------

                Total Assets                                                             $ 12,276           $ 14,305
                                                                                          =======            =======

       Liabilities:
          Other Liabilities                                                              $      1           $     16
                                                                                          -------            -------

                Total Liabilities                                                               1                 16
       Stockholders' Equity:
          Common Stock                                                                         10                 10
          Additional Paid in Capital                                                        7,376              9,144
          Retained Earnings                                                                 6,020              5,879
          Less:    Unearned Compensation - MRP                                               (497)              -
                   Treasury Shares at Cost                                                    (35)              -
                   Note Receivable from ESOP                                                 (599)              (744)
                                                                                          -------            -------
                Total Stockholders' Equity                                                 12,275             14,289
                                                                                          -------            -------

                Total Liabilities and
                   Stockholders' Equity                                                  $ 12,276           $ 14,305
                                                                                          =======            =======

                              STATEMENT OF INCOME

                 for the years ended December 31, 1996 and 1995





                                                                                               1996          1995
                                                                                             --------       --------
                                                                                                (In  Thousands)
Income:
   Interest on Investment Securities                                                        $   103          $    58
   Interest on ESOP Note                                                                         62               30
                                                                                             ------           ------
          Total Income                                                                          165               88


Expenses:
   Operating Expenses                                                                           130               12
                                                                                             ------           ------
Income before Equity in Undistributed
   Net Income of Subsidiary                                                                      35               76

Equity in Undistributed Net Income
  of Subsidiary                                                                                 418              775
                                                                                             ------           ------

          Net Income before Income Taxes                                                        453              851

Applicable Income Tax Expense                                                                    23               16
                                                                                             ------           ------

      Net Income                                                                            $   430          $   835
                                                                                             ======           ======

                            STATEMENT OF CASH FLOWS

                 for the year ended December 31, 1996 and 1995





                                                                                                1996                1995
                                                                                              ---------           ---------
                                                                                                       (In Thousands)
Cash Flows From Operating Activities:
   Net Income                                                                                   $    430           $    835
   Adjustments to Reconcile Net Income to
       Net Cash Provided by Operating Activities:
          Equity in Undistributed Net Income
          of Subsidiary                                                                             (418)              (775)
          Other                                                                                      (90)              -
          (Increase) Decrease in Receivable
            From Subsidiary                                                                           (3)               (35)
          (Increase) Decrease in Other Assets                                                         14                (52)
          Increase (Decrease) in Income Tax Payable                                                  (16)              -
          Increase (Decrease) in Other Liabilities                                                     1                 16
                                                                                                 -------            -------
              Net Cash Provided by (Used in) Operating
                   Activities                                                                        (82)               (11)

Cash Flows From Investing Activities:
   Maturities of Investment Securities                                                               994               -
   Purchase of Investment Securities                                                                -                (1,994)
   Investment in Subsidiary                                                                         -                (4,570)
                                                                                                 -------            -------
              Net Cash Provided by (Used in) Investing
                   Activities                                                                        994             (6,564)

Cash Flows From Financing Activities:
   Return of Capital Distribution                                                                 (1,929)              -
   Unallocated ESOP Shares Return of Capital
       Distribution                                                                                  100               -
   Payment Received on ESOP Note                                                                     145                 28
   Dividends Paid                                                                                   (289)              (134)
   Purchase of Treasury Stock                                                                        (35)              -
   Net Cash Proceeds from Sale of Stock                                                             -                 9,139
   Note Payable Issued on ESOP                                                                      -                  (772)
   Establishment of MRP                                                                             (535)              -
                                                                                                 -------            -------
              Net Cash Provided by (Used in) Financing
                   Activities                                                                     (2,543)             8,261

                                                                                                 -------            -------
Net Increase (Decrease) in Cash                                                                   (1,631)             1,686
Cash - Beginning of Year                                                                           1,686               -
                                                                                                 -------            -------
Cash - End of Year                                                                              $     55           $  1,686
                                                                                                 =======            =======

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations



The following is a discussion of the consolidated financial condition of CitiSave Financial Corporation and Subsidiary at December 31, 1996 to December
31, 1995 and the results of operations for the last three years.   Currently,
the business and management of CitiSave Financial Corporation are primarily the business and management of the Association. This discussion should be read in conjunction with the consolidated financial statements and footnotes included herein.

General

The profitability of CitiSave and the Association depends primarily on net interest income, which is the difference between interest and dividend income on interest-earning assets, principally loans, investment securities and mortgage-backed securities, and interest expense on interest-bearing deposits. Profitability also is dependent, to a lesser extent, on the level of non-interest income (including insurance agency commissions, loan fees and gain on sale of loans), provision for loan losses, noninterest expense and income taxes. Noninterest expense consists of general, administrative and other expenses, such as compensation and benefits, occupancy and equipment expense, federal insurance premiums, and miscellaneous other expenses.

Asset and Liability Management

Consistent net interest income is largely dependent upon the achievement of a positive interest rate spread that can be sustained during periods of fluctuating market interest rates. Interest rate sensitivity is a measure of the difference between amounts of interest-earning assets and interest-bearing liabilities that either reprice or mature within a given period. The difference, or the interest rate repricing "gap," provides an indication of the extent to which an institution's interest rate spread will be affected by changes in interest rates. A gap is considered positive when the amount of interest-rate sensitive assets exceeds the amount of interest-rate sensitive liabilities, and is considered negative when the amount of interest-rate sensitive liabilities exceeds the amount of interest-rate sensitive assets. Generally, during a period of rising interest rates, a negative gap within shorter maturities would adversely affect net interest income, while a positive gap within shorter maturities would result in an increase in net interest income, and during a period of falling interest rates, a negative gap within shorter maturities would result in an increase in net interest income while a positive gap within shorter maturities would have the opposite effect. However, the effects of a positive or negative gap are greatly influenced by consumer demand and by discretionary pricing by the Association's management.

The Association attempts to manage its interest rate risk by maintaining a high percentage of its assets in adjustable-rate mortgages (ARMs) and short-term investment securities. At December 31, 1996, the Association's ARMs amounted to $31.1 million or 41.3% of total assets. The interest rate on ARMs, however, adjusts no more frequently than once a year, with the amount of the change subject to annual limitations, whereas the interest rates on deposits can change more frequently and are not subject to annual limitations. In order to increase the ratio of interest-sensitive assets to interest-sensitive liabilities, the Association is selling most of the newly originated, fixed-rate mortgages with terms greater than 15 years, while originating ARMs and shorter term fixed-rate mortgages and other loans for retention in the loan portfolio.

At December 31, 1996, investment securities amounted to $19.3 million or 25.6% of total assets. Of such amount, $19.2 million or 99.5% mature or are callable within two years of December 31, 1996. Investment securities include $4.5 million of structured notes. See Note 3 to the Consolidated Financial Statements.

The Association also attempts to manage its interest rate risk by originating commercial real estate loans, consumer loans and commercial business loans, which generally have higher yields and shorter terms to maturity than 30-year, fixed-rate residential mortgages. However, since these types of loans generally involve a higher degree of risk than residential mortgages or investment securities, the Association has placed less emphasis on these loans. Commercial real estate loans, consumer loans and commercial business loans amounted to $3.9 million, $2.9 million and $787,000, respectively, at December 31, 1996.

Management also presently monitors and evaluates the potential impact of interest rate changes upon the market value of Citizens' portfolio equity and the level of net interest income on a quarterly basis, in an attempt to ensure that interest rate risk is maintained within limits established by the Board of Directors. The following table presents the Association's Net Portfolio Value as of December 31, 1996, as calculated by the OTS, based on information provided to the OTS by the Association.


                                                                   CHANGE IN
   CHANGE IN                                                        NPV AS %
 INTEREST RATES        NET PORTFOLIO VALUE        NPV AS % OF     OF PORTFOLIO
IN BASIS POINTS -------------------------------- PORTFOLIO VALUE      VALUE
  (RATE SHOCK)    AMOUNT    $ CHANGE   % CHANGE     OF ASSETS       OF ASSETS
--------------- ---------- ---------- ---------- ---------------- ------------
                    (Dollars in Thousands)
  400             $11,141     $(2,314)   (17.0)%      15.3%            (2.2)%
  300              11,847      (1,608)   (12.0)       16.0             (1.5)
  200              12,513        (941)    (7.0)       16.7              (.8)
  100              13,079        (375)    (3.0)       17.2              (.3)
Static             13,454           -      -          17.5              -
 (100)             13,517          63      -          17.4              (.1)
 (200)             13,272        (183)    (1.0)       17.0              (.5)
 (300)             13,046        (409)    (3.0)       16.7              (.8)
 (400)             13,047        (408)    (3.0)       16.5             (1.0)


(1) Based on the portfolio value of the Association's assets assuming no change in interest rates.

As shown by the table above, increases in interest rates will result in net decreases in the Association's net portfolio value, while decreases in interest rates will result in smaller net decreases in the Association's net portfolio value.

Changes in Financial Condition

Total assets decreased from $78.2 million at December 31, 1995 to $75.3 million at December 31, 1996. This decrease is primarily due to the payment of a special return of capital cash distribution of $1.9 million on June 28, 1996 to the stockholders of the Company. The decrease in total assets reflected decreases in total cash and cash equivalents of $1.5 million, in securities of $3.5 million and in federal funds sold of $2.4 million, offset by increases in net loans receivable of $3.5 million and in premises and equipment of $597,000.

Net loans receivable at December 31, 1996 totaled $45.2 million or 60.0% of total assets compared to $41.7 million or 53.3% of total assets at December 31, 1995. This $3.5 million increase in net loans receivable as well as the $363,000 balance in loans held for sale were primarily due to strong loan demand in the Association's market area and additional marketing efforts by the Association. The loans added to the portfolio were primarily single-family ARMs funded through the decrease in federal funds sold and a decrease in interest-bearing deposits.

Investment securities and mortgage-backed securities were 25.6% and 3.0% of total assets, respectively, at December 31, 1996 compared to 29.3% and 3.3% at December 31, 1995.

Non-performing assets have increased from .20% of total assets at December 31, 1995 to .31% of total assets at December 31, 1996. Non-accruing single-family residential loans represented 72.3% of the $235,000 of total non-performing assets at December 31, 1996. The balance of non-performing assets included a single-family real estate owned property which accounted for 27.2%, and a consumer loan accounted for .5% of total non-performing assets. At December 31, 1996, the Association's allowance for loan losses equaled $61,000 or .13% of total loans outstanding.

The premises and equipment of the Association increased by $597,000 or 43.6% as the Association completed construction of its sixth full service branch office during 1996. The Association also installed two automated teller machines during the last quarter of 1996.

The Association's total deposits decreased by 1.7% from $62.5 million at December 31, 1995 to $61.5 million at December 31, 1996. Certificate accounts decreased by $1.8 million while transaction accounts increased by $748,000 during such period.

Total stockholders' equity decreased by $2.0 million or 14.0%, to $12.3 million at December 31, 1996 from $14.3 million at December 31, 1995. The decrease was the result of a $1.9 million special return of capital cash distribution paid to stockholders of $2 per share and regular cash dividends paid to stockholders totaling $289,000. Additionally, $535,000 was used to acquire Common Stock in the establishment of the Company's Management Recognition Plan. Net income of $430,000, release of ESOP shares of $312,000 and $38,000 of MRP stock earned partially offset the decrease during the period.

Results of Operations

The Company reported net income of $430,000 for the twelve months ended December 31, 1996, compared to net income of $835,000 during the twelve month period ended December 31, 1995 and $500,000 during 1994. The decrease of $405,000 in 1996 was primarily due to the one-time, special Federal Deposit Insurance Corporation/SAIF premium assessment totaling $414,000. Other items contributing to the decrease were the payment of the Louisiana Shares Tax expense of $80,000 in 1996 not required in 1995 and the full implementation of the Company's stock benefit plans adopted in connection with the mutual to stock conversion. The increase of $335,000 in 1995 was attributable to increases in interest income on loans and loan fees and service charges, as well as increases in interest income on securities and other interest-earning assets.

Net Interest Income

The primary source of earnings for the Company is net interest income, which equals the difference between income generated from interest-earning assets and interest expense from interest-bearing liabilities. The primary factors that influence net interest income are changes in the volume and type of interest-earning assets and interest-bearing liabilities coupled with changes in market interest rates. Net interest income increased $280,000 or 10.3% in 1996 and increased $332,000 or 13.9% in 1995. The increases were due to increases in average net interest-earning assets to $14.0 million in 1996 from $10.3 million in 1995 and $6.4 million in 1994, and increases in the average interest rate spread to 3.26% for 1996 from 3.20% for 1995 and 3.15% for 1994. The Company's ratio of average interest-earning assets to average interest-bearing liabilities increased to 123.63% in 1996 from 116.99% for 1995 and 110.21% for 1994. The increases in the interest rate spread resulted from the average yield earned on interest-earning assets increasing faster than the average rate paid on deposits.

      Average Balances, Net Interest Income and Yields Earned and Rates Paid. The following table presents for the periods indicated the total dollar amount of interest income from the Company's average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. All average balances are based on monthly balances.

                                                                    1996                                   1995
                                                      ----------------------------------    ----------------------------------
                                                                                 Average                            Average
                                                       Average                   Yield/     Average                  Yield/
                                                       Balance      Interest      Rate      Balance    Interest       Rate
                                                     ---------    ----------   ---------   ---------  ----------  ------------
Interest-earning assets:
  Loans receivable (1)                               $ 43,657       $ 3,729         8.54%   $ 38,528      $ 3,391         8.80%
  Investment securities                                21,379         1,331         6.23      24,295        1,409         5.80
  Mortgage-backed securities                            2,404           157         6.53       2,715          172         6.34
  Other interest-earning assets                         5,967           304         5.09       5,587          258         4.62
                                                      -------        ------       ------    --------       ------        -----
    Total interest-earning assets                      73,407         5,521         7.52      71,125        5,230         7.35
                                                                     ------       ------                    -----         ----
Non-interest-earning assets                             3,471                                  3,442
                                                      -------                               --------
    Total assets                                     $ 76,878                               $ 74,567
                                                      =======                                =======
Interest-bearing liabilities:
  Passbook, NOW and money market accounts            $ 18,283           381         2.08    $ 17,948          397         2.23
  Certificates of deposit                              41,095         2,146         5.22      42,230        2,115         5.01
  Other interest-bearing liabilities                      -             -            -           619            4          .65
                                                      -------        ------        -----     -------       ------         ----
    Total interest-bearing liabilities                 59,378         2,527         4.26      60,797        2,516         4.15
                                                                     ------        -----                   ------         ----
Non-interest-bearing liabilities (2)                    4,114                                  4,012
                                                      -------                                -------
    Total liabilities                                  63,492                                 64,809
    Stockholders' equity                               13,386                                  9,758
                                                      -------                               --------
    Total liabilities and stockholders' equity       $ 76,878                               $ 74,567
                                                      =======                                =======
Net interest-earning assets                          $ 14,029                               $ 10,328
                                                      =======                                =======
Net interest income; average interest rate spread                  $ 2,994         3.26%                  $ 2,714         3.20%
                                                                    ======        =====                    ======       ======
Net interest margin (3)                                                            4.08%                                  3.82%
                                                                                  =====                                 ======
Average interest-earning assets to average
 interest-bearing liabilities                                                    123.63%                                116.99%
                                                                                 ======                                 ======


                                                                                 1994
                                                                   ---------------------------------
                                                                                          Average
                                                                   Average                Yield/
                                                                   Balance    Interest     Rate
                                                                   ---------  ----------  ---------
Interest-earning assets:
  Loans receivable (1)                                             $ 33,860      $ 2,989      8.83%
  Investment securities                                              28,849        1,253      4.34
  Mortgage-backed securities                                          3,049          169      5.54
  Other interest-earning assets                                       3,038           75      2.47
                                                                     ------       ------     -----
    Total interest-earning assets                                    68,796        4,486      6.52
                                                                                  ------     -----
Non-interest-earning assets                                           2,386
                                                                    -------
    Total assets                                                   $ 71,182
                                                                    =======
Interest-bearing liabilities:
  Passbook, NOW and money market accounts                           $19,544          438      2.24
  Certificates of deposit                                            42,878        1,666      3.89
  Other interest-bearing liabilities                                    -            -          -
                                                                    -------       ------     -----
    Total interest-bearing liabilities                               62,422        2,104      3.37
                                                                                  ------     -----
Non-interest-bearing liabilities (2)                                  3,748
                                                                    -------
    Total liabilities                                                66,170
    Stockholders' equity                                              5,012
                                                                   --------
    Total liabilities and stockholders' equity                     $ 71,182
                                                                    =======
Net interest-earning assets                                        $  6,374
                                                                   ========
Net interest income; average interest rate spread                                $ 2,382      3.15%
                                                                                  ======   =======
Net interest margin (3)                                                                       3.46%
                                                                                           =======
Average interest-earning assets to average
 interest-bearing liabilities                                                               110.21%
                                                                                           =======

---------------------------------------------
(1) Includes non-accrual loans during the respective periods. Calculated net of deferred fees and discounts, loans in process and allowance for loan losses.
(2) Includes non-interest-bearing deposits.
(3) Net Interest margin is net interest income divided by average interest-earning assets.
(4) At December 31, 1996, the weighted average yields earned and rates paid were as follows: loans receivable, 8.29%; investment securities, 6.12%; mortgage-backed securities, 6.74%; other interest-earning assets, 6.00%; total interest-earning assets, 7.53%; deposits, 4.00%; and interest rate spread, 3.53%.

Rate/Volume Analysis

The following table describes the extent to which changes in interest rates and changes in volume of interest-related assets and liabilities have affected interest income and expense during the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate (change in rate multiplied by prior year volume), (ii) changes in volume (change in volume multiplied by prior year rate), and (iii) total change in rate and volume. The combined effect of changes in both rate and volume has been allocated proportionately to the change due to rate and the change due to volume.

                                                               1996 vs. 1995                            1995 vs. 1994
                                                      -----------------------------------     --------------------------------
                                                         Increase (Decrease)                   Increase (Decrease)
                                                              Due To              Total           Due To             Total
                                                      ------------------------   Increase     -------------------   Increase
                                                        Rate          Volume    (Decrease)     Rate       Volume   (Decrease)
                                                      ---------      ---------  -----------  ----------  -------  -----------
                                                                                (In Thousands)
Interest-Earning Assets:
  Loans Receivable                                         $ (103)   $  441       $  338      $  (10)     $  412     $  402
  Investment Securities                                        99      (177)         (78)        375        (219)       156
  Mortgage-Backed Securities                                    5       (20)         (15)         23         (20)         3
  Other Interest-Earning Assets                                28        18           46          93          90        183
                                                            -----     -----         ----       -----       -----       ----
                Total Interest-Earning Assets                  29       262          291         481         263        744
                                                           ------   -------       ------     -------     -------    -------

Interest-Bearing Liabilities:
  Passbook, NOW and Money Market
      Accounts                                                (23)        7          (16)         (3)        (38)       (41)
  Certificates of Deposit                                      88       (57)          31         472         (23)       449
  Other Interest-bearing Liabilities                         -           (4)          (4)          2           2          4
                                                          -------    ------      -------      ------      ------     ------
                Total Interest-Bearing Liabilities             65       (54)          11         471         (59)       412
                                                          -------   -------      -------     -------     -------    -------

Increase (Decrease) in Net Interest
   Income                                                  $  (36)   $  316       $  280      $   10      $  322     $  332
                                                          =======   =======      =======     =======     =======   ========

---------------------------

Interest Income

Interest earned on loans increased by $338,000 or 10.0% in 1996 after increasing $402,000 or 13.5% in 1995. The increase in 1996 was due to an increase of $5.1 million or 13.3% in the average balance of loans receivable offset by a decrease in the average rate on loans. The increase in the average balance of loans receivable is primarily due to an increase of $3.5 million in single-family residential loans. The increase in 1995 is due to an increase of $4.7 million or 13.9% in the average balance of loans receivable, offset slightly by a decrease in the average rate. The increased average balance is primarily due to an increase in the amount of single-family residential loans.

Interest on investment securities decreased by $78,000 or 5.5% in 1996 and increased by $156,000 or 12.5% in 1995. The decrease in 1996 was due to a decrease in the average balance of $2.9 million or 12.0% offset by an increase in the average rate to 6.23% from 5.80%. In 1996, $16.7 million in securities matured or were called, while only $13.4 million were purchased. The increase in 1995 was due to an increase in the average rate to 5.80% from 4.34% in 1994, which was offset by a decrease in the average balance of $4.6 million.

Interest income on mortgage-backed securities decreased by $15,000 or 8.7% in 1996 and increased by $3,000 or 1.8% in 1995. The decrease in 1996 is due to a $311,000 or 11.5% decrease in the average balance offset by an increase to 6.53% in the average rate from 6.34% in 1995. No mortgage-backed securities have been purchased in the last three years.

Other interest-earning assets consist of interest-bearing deposits in other institutions and federal funds sold. Interest on these assets increased by $46,000 or 17.8% in 1996 and increased by $183,000 or 244% in 1995. The average rate increased to 5.09% in 1996 from 4.62% in 1995 and the average balance increased $380,000 or 6.8% in 1996. In 1995, the average balance increased $2.6 million or 84% due primarily to the sale of stock and the maturities of securities. Also in 1995, the average yield increased to 4.62% from 2.47% in 1994.

Total interest income increased by $291,000 or 5.6% in 1996 and increased by $744,000 or 16.6% in 1995. The increase in 1996 was primarily due to a 3.2% increase in the average balance of interest-earning assets and an increase in the average rate to 7.52% from 7.35%. The increase in 1995 was primarily due to a 3.4% increase in the average balance of interest-earning assets as well as an increase in the average yield to 7.35% from 6.52% of those assets.

Interest Expense

Interest expense paid on deposits increased slightly by $15,000 or .6% in 1996 and increased by $408,000 or 19.3% in 1995. The increase in 1996 was due to an increase in the average rate paid to 4.26% from 4.15% in 1995 offset by a decline in the average balance of $800,000 or 1.3%. The increase in 1995 was due to an increase in the average rate to 4.15% from 3.37% in 1994, offset slightly by a decrease in average balance of $2.2 million or 3.5%. In 1996, the average rate paid on certificates increased 21 basis points while the average balance declined $1.1 million. The average balance of passbooks, NOW and money market accounts had an increase of $335,000 in 1996, while the average rate paid on these accounts decreased slightly to 2.08% from 2.23% in 1995.

Interest on other interest-bearing liabilities decreased by $4,000 in 1996 to $0. In 1995, due to the stock conversion in July, monies of potential stockholders were placed in an escrow account during the stock offering period which earned interest at the passbook rate.

Provisions for Loan Losses

Provision for loan losses was $35,000, $1,000 and $10,000 for 1996, 1995 and 1994, respectively. These provisions were based on many variables including the amount of non-performing loans totaling $171,000, $118,000 and $109,000 at December 31, 1996, 1995 and 1994, respectively.

Noninterest Income

Insurance agency commissions increased by $34,000 or 4.9% in 1996 and by $24,000 or 3.6% in 1995. The increase in 1996 is due mainly to a decline in cancellations and a slightly higher average commission rate in 1996 from 1995.

Loan fees and service charges decreased slightly by $11,000 or 3.2% in 1996 and increased by $126,000 or 56.5% in 1995. Loan fees consist mainly of origination fees, fees for processing loan applications, and miscellaneous fees on construction loans. The secondary market interest rate for 30 and 15 year fixed rate mortgage loans greatly influence the amount of loans sold. Loans sold increased by $2.5 million in 1996 from 1995 and by $306,000 in 1995 from 1994.

Other income, which is primarily fee income generated from various miscellaneous services performed by Association personnel, decreased by $9,000 in 1996 and increased by $3,000 in 1995.

Noninterest Expense

Total noninterest expense increased by $910,000 or 35.5% in 1996 and by $89,000 or 3.6% in 1995. The increase in 1996 was primarily due to the increase in federal deposit insurance premiums of $414,000 caused by the one-time, special SAIF assessment and an increase of $188,000 in compensation and benefits due to the cost of additional benefit plans approved by the stockholders.

Compensation and benefits increased by $188,000 or 12.0% in 1996 and by $156,000 or 11.1% in 1995. The increase in 1996 was due primarily to the release of common shares to employees from the ESOP and the implementation of the Company's Management Recognition Plan approved by stockholders on July 23, 1996. Salary and benefit costs associated with the hiring of additional personnel needed to staff the Association's new branch which opened in 1996 also accounted for a portion of the increase. The increase in 1995 was due to the hiring of additional employees, additional bonuses paid and normal pay increases, and the release of common stock to employees from the ESOP.

Occupancy and equipment expense increased by $9,000 or 2.7% in 1996 and by $19,000 or 6.0% in 1995. The increase in 1996 was primarily attributable to the opening of the new branch office in October 1996. The increase in 1995 was due to changes in various maintenance and office related expenses.

Federal deposit insurance premiums increased by $415,000 or 284.3% in 1996. This increase was due to the one-time Federal Deposit Insurance
Corporation/SAIF premium assessment of $414,000 at September 30, 1996. The premium assessment was used by the Federal Deposit Insurance corporation to recapitalize the SAIF portion of the FDIC.

In 1996, 1995, and 1994, the Association had net income from real estate owned of $9,000, $8,000 and $36,000, respectively, due primarily to gains on the sale of properties and rental income from real estate owned. The Association had real estate owned of $64,000 and $39,000 at December 31, 1996 and 1995, respectively.

Professional fees increased by $85,000 or 111.8% in 1996 from 1995 as the Company incurred increased legal, accounting and other expenses related to its first year as a public company. In addition, the opening of the Association's new branch in 1996 increased printing, postage, stationery and other supplies.

Other noninterest expense which primarily consists of advertising, goodwill amortization and various other expenses, increased by $193,000 or 114.9% in 1996. The Louisiana Shares Tax and Louisiana Franchise Tax increased by $90,000 in 1996 compared to 1995. The Louisiana Share Tax is assessed only on stock institutions beginning in the year after they issue stock along with the Louisiana Franchise Tax. Advertising increased by $44,000 in 1996 after decreasing by $32,000 in 1995, primarily due to increased advertisement related to name recognition, product awareness, and the opening of the new branch office.

Income Taxes

Income taxes decreased by $202,000 or 48.3% in 1996 after increasing by $84,000 or 25.2% in 1995. The decrease in 1996 resulted from a 46.8% decrease in pre-tax income. The effective tax rate was 33.4%, 33.4% and 40.0% in 1996, 1995 and 1994, respectively.

Minority Interest in Subsidiary

The Association's wholly owned subsidiary (665 Florida Street Corporation) owns an 80% interest in an insurance agency. The income attributable to the owner of the 20% interest in the agency is subtracted on the Company's Consolidated Statements of Income. The income pertaining to the minority owner amounted to $40,000, $37,000 and $37,000 in 1996, 1995 and 1994, respectively. The net income of the insurance agency does not reflect the goodwill amortization expense incurred by the Association's subsidiary in 1994.

Liquidity and Capital Resources

The Association is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. government, federal agency and other investments having maturities of five years or less. Current Office of Thrift Supervision regulations require that a savings institution maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At December 31, 1996, the Association's liquidity was 38.4% or $20.3 million in excess of the minimum OTS requirement.

Cash was generated by CitiSave's operating activities during 1996, 1995 and 1994 primarily as a result of net income in each period, the provision for depreciation and amortization, and decreases in various asset accounts and increases in liability accounts. The adjustments to reconcile net income to net cash provided by operations during the periods presented consisted primarily of loans sold and loans originated for sale, the provision for depreciation and amortization, accretion of the discount on investments, provision for loan losses, gains and losses on the sale of assets and increases or decreases in various receivable and payable accounts. The primary investing activities of CitiSave are the origination of loans and the purchase of investment securities, which are funded with the proceeds from repayment on loans, prepayments on mortgage-backed securities and the maturity of investment and mortgage-backed securities. Investing activities provided net cash in 1996 and used net cash in 1995 and 1994. The primary financing activity consists of deposits, which decreased in 1996, 1995 and 1994. Also, in 1996 the special return of capital distribution accounted for the net cash being used in financing activities. Total cash and cash equivalents decreased by $1.5 million in 1996 and increased by $2.9 million in 1995. See the Consolidated Statements of Cash Flows in the Consolidated Financial Statements.

At December 31, 1996, the Association had outstanding commitments to extend credit of $3.9 million. This amount includes unfunded loan commitments aggregating $3.0 million and undisbursed lines of credit of $902,000. At the same date, the total amount of certificates of deposit which are scheduled to mature in the following 12 months was $27.8 million. The Association believes that it has adequate resources to fund all of its commitments and that it can adjust the rate it offers on deposits in order to retain them to the extent desired. If the Association requires funds beyond its internal funding capabilities, advances from the Federal Home Loan Bank of Dallas are available as an additional source of funds.

The Association is required to maintain regulatory capital sufficient to meet tangible, core and risk-based capital ratios of at least 1.5%, 3.0% and 8.0%, respectively. At December 31, 1996, the Association exceeded each of the capital requirements with tangible, core and risk-based capital ratios of 14.23%, 14.23% and 30.15%, respectively. Also see Note 13 of Notes to Consolidated Financial Statements for more details.

Impact of Inflation and Changing Prices

The financial statements and related financial data have been prepared in accordance with generally accepted accounting principles, which generally require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the Company's assets and liabilities are monetary in nature. As a result, interest rates generally have a more significant impact on the Company's performance than does the effect of inflation.